EXHIBIT 2.2.2

AMENDMENT NO. 1
TO
STOCK AND ASSET PURCHASE AGREEMENT
This AMENDMENT NO. 1, dated as of July 28, 2017 (this “Amendment”), to the Stock and Asset Purchase Agreement, dated as of April 18, 2017 (the “Purchase Agreement”), is by and between Medtronic plc, an Irish public limited company (“Seller”), and Cardinal Health, Inc., an Ohio corporation (“Buyer”).
WHEREAS, pursuant to and in accordance with Section 11.05 of the Purchase Agreement, the parties desire to amend certain provisions of the Purchase Agreement as set forth in this Amendment; and
WHEREAS, terms used herein and not defined shall have the meanings ascribed thereto in the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual agreements set forth in the Purchase Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
RECITALS
The second recital of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“WHEREAS, Seller desires to sell (or to cause to be sold), and Buyer desires to purchase or cause certain of its Affiliates to purchase (or otherwise acquire), certain assets, including the Transferred Equity Interests (as defined below), related to the Business as a going concern and Buyer is willing to assume or cause certain of its Affiliates to assume certain liabilities related to the Business, in each case upon the terms and subject to the conditions set forth herein.”
ARTICLE 1
Purchase Agreement; Disclosure Letter; Other Matters
Section 1.01    Definitions. Section 1.01(a) of the Purchase Agreement (Definitions) is hereby amended as follows:
(i)    The definition of the term “Ancillary Agreements” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Ancillary Agreements’ means, other than this Agreement, the agreements and instruments, including any Country Transfer Agreements and any related instruments of transfer, the General Assignment, the Assumption Agreement, the Patent Assignment, the Trademark Assignment, the U.S. Merger Agreement, the Transition Services Agreement, the Master Manufacturing and Supply Agreement, the Sorting Service Agreement, the Undisclosed Agency Agreement, the Escrow Agreement, the French Offer Letter, the Dutch Offer Letter, the Lease Assignment and Assumption Agreements and the Trademark License Agreements, executed and delivered in connection with the transactions contemplated by this Agreement.”
(ii)    The definition of the term “Assumed Liabilities” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Assumed Liabilities’ means the obligations and liabilities set forth or described on Annex 2.02(c), which expressly exclude the Excluded Liabilities.”
(iii)    The definition of the term “Buyer Tax Act” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Buyer Tax Act’ means the following: (A) at or after the Closing, any election made by Buyer or any of its Affiliates (including any Transferred Company) under any provision of the Code or non-U.S. Tax Law for any Pre-Closing Tax Period, which election is made at or after the Closing with respect to any Transferred Company, the Transferred Assets or the Business, but not (i) any such election that is set forth on a Tax Return required to be filed by Buyer under Section 7.08(a)(i) or Section 7.08(a)(ii) and which election is consistent with past practice, (ii) any such election that is expressly required by this Agreement, or (iii) any such election that is made with Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), (B) any failure to comply with Item 2, 3 or 4 of Schedule 1.01(a) to the Disclosure Letter or any failure of the statement in Item 1 of Schedule 1.01(a) to the Disclosure Letter to be true, correct, and complete, and (C) any action taken by Buyer on the Closing Date after such Closing other than (i) in the ordinary course of business, (ii) as required or contemplated by this Agreement or applicable Law, or (iii) with Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). For the absence of doubt, none of the Section 338(g) Elections or any action undertaken by Seller and its Affiliates, prior to the Closing, pursuant to the Internal Restructuring Steps shall constitute a Buyer Tax Act.”
(iv)    The definition of the term “Disclosure Letter” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Disclosure Letter’ means the confidential disclosure letter delivered to Buyer by Seller prior to or simultaneously with entering into the Purchase Agreement, as amended by Amendment No. 1 to the Purchase Agreement, dated as of July 28, 2017.”

(v)    The definition of the term “Employee of the Business” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Employee of the Business’ means each employee of Seller or its Affiliates who is set forth on Schedule 1.01(b) to the Disclosure Letter (as such schedule may be updated in accordance with this Agreement), including each such employee who, as of the Closing Date (or, with respect to Deferred Employees, the applicable Deferred Closing Date) is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability or vacation).”
(vi)    The definition of the term “Inventory” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Inventory’ means the inventory of all finished Products (including consignment stock) (“Finished Goods Inventory”), Product specific work in process and Product specific raw materials.”
(vii)    The definition of the term “Legacy Product” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Legacy Product’ means any product that is not a Product as of the Closing, but (a) is a prior product design, form, version or implementation (whether commercialized or not) of Seller, an Affiliate of Seller or a Transferred Company which product design, form, version or implementation (whether commercialized or not) was at any time prior to the Closing superseded by a Product design, form, version or implementation, (b) was within one of the product groups set forth on Exhibit A-1 and (c) in which product design, form, version or implementation by Seller, any of its Affiliates or any Transferred Company owns or has the valid right to use the IP Rights.”
(viii)    The definition of the term “Permitted Liens” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Permitted Liens’ means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens imposed by Law arising or incurred in the ordinary course of business, (b) Liens arising under purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (c) Liens for Taxes or other governmental charges that are not yet delinquent and may thereafter be paid without penalty, or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in the accounting books and records prior to the date hereof, (d) restrictions under leases, subleases, licenses or occupancy agreements that constitute Transferred Assets, none of which materially interferes with the present use of the related real property, (e) easements, covenants, rights-of-

way and other similar restrictions of record, none of which materially interferes with the present use of the related real property, (f) zoning, building and other similar restrictions, none of which materially interferes with the present use of the related real property, (g) Liens created by or for the benefit of Buyer or its Affiliates, (h) Liens that are removed prior to the Closing or, with respect to Deferred Assets, the applicable Deferred Closing and (i) with respect to real property, other imperfections of title or encumbrances, if any, which do not materially interfere with the present use of such real property.”
(ix)    The definition of the term “Transactions” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Transactions’ mean, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Transferred Assets and the Transferred Equity Interests (including pursuant to the U.S. Merger) and the assumption of the Assumed Liabilities.”
(x)    The definition of the term “Transferred Employee” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“‘Transferred Employee’ means each Employee of the Business who, as of the Closing Date (or, with respect to Deferred Employees, the applicable Deferred Closing Date) (or, if applicable, such later date that such employee commences employment with Buyer or one of its Affiliates), becomes an employee of Buyer or one of its Affiliates whether by operation of Law, pursuant to the transfer (directly or indirectly) of the Transferred Equity Interests to Buyer or by acceptance of Buyer’s or one of its Affiliate’s offer of employment pursuant to Section 8.01.”
(xi)    Section 1.01(a) of the Purchase Agreement is amended to include the following new definitions in the appropriate alphabetical positions:
“‘Cardinal Merger Sub Common Stock’ means common stock, par value $0 per share, of Cardinal Merger Sub.”
“‘Deferred Beneficiary’ means Buyer or its applicable Affiliate designated in accordance with Section 2.02(f) that will be entitled to receive the relevant Deferred Assets and the relevant Deferred Liabilities at the applicable Deferred Closing.”
“‘Deferred Business’ means the part of the Business in respect of which a Deferred Title Holder has Deferred Assets or Deferred Liabilities. For the avoidance of doubt, the portion of the Business conducted by any of the Transferred Companies shall not be part of the Deferred Business in any country.”

“‘Deferred Business Taxes’ means, with respect to any Deferred Asset, any Deferred Liability or any portion of the Deferred Business in each Deferred Closing Country, all Taxes (other than Excluded Deferred Taxes) in each case, incurred by the applicable Deferred Title Holder and/or its Affiliates in connection with (a) the operation (or ownership) of the Deferred Assets, Deferred Liabilities or any portion of the Deferred Business during the Deferred Period or (b) the receipt of goods or services in support and furtherance of the operation (or ownership) of the Deferred Assets, Deferred Liabilities, or Deferred Business during the Deferred Period.”
“‘Deferred Inventory Closing Date’ means the date on which the Undisclosed Agency Agreement is terminated, pursuant to the terms thereof, with respect to the relevant Deferred Inventory or Distribution Services.”
“‘Deferred Inventory Period’ means, with respect to the Deferred Inventory and the provision of Distribution Services, the period from the Closing until the applicable Deferred Inventory Closing Date.”
“‘Deferred Inventory Taxes’ means, with respect to any Deferred Inventory or any Distribution Services, all Taxes (other than Excluded Deferred Taxes) in each case, incurred by Seller and/or its Affiliates in connection with (a) the ownership of the Deferred Inventory during the Deferred Inventory Period, or (b) the receipt of goods or services in support and furtherance of the ownership of the Deferred Inventory during the Deferred Inventory Period.”
“‘Deferred Period’ means, with respect to the Deferred Business in each Deferred Closing Country, the period from the Closing until the applicable Deferred Closing.”
“‘Deferred Taxes’ means, together, Deferred Business Taxes and Deferred Inventory Taxes.”
“‘Deferred Title Holder’ means Seller or one or more of its Affiliates that has Deferred Assets or Deferred Liabilities during the applicable Deferred Period.”
“‘Escrow Account’ means the segregated escrow trust account established pursuant to the Escrow Agreement to hold the Escrow Amount (or any replacement therefor contemplated by the last sentence of Section 2.03(a)).”
“‘Escrow Agent’ means U.S. Bank National Association (or any replacement therefor contemplated by the last sentence of Section 2.03(a)).”
“‘Estimated Swiss Tax Basis’ means the amount set forth in Schedule 6.11(a) to the Disclosure Letter.”

“‘Excluded Deferred Business Taxes’ means (a) sales Taxes, VAT and other Taxes imposed on Seller or any of its Affiliates (including, for the avoidance of doubt, any Deferred Title Holder) to the extent Seller or any of its Affiliates (including, for the avoidance of doubt, any Deferred Title Holder) actually receives, in cash (or through a reduction of amounts otherwise payable), reimbursement or payment in respect of such Tax such that neither Seller nor any of its Affiliates (including, for the avoidance of doubt, any Deferred Title Holder) bears economic responsibility for such Tax, (b) Recoverable VAT, (c) Taxes (other than VAT) attributable to the NEB Return on Sales Amount owed to Seller or its Affiliates, and (d) except to the extent otherwise provided pursuant to any Ancillary Agreement, Taxes attributable to amounts owed to Seller or any of its Affiliates (including, for the avoidance of doubt, any Deferred Title Holder) under the Ancillary Agreements; provided, that for the avoidance of doubt, any Taxes allocated to any party pursuant to any Ancillary Agreement shall continue to be the responsibility of such party.”
“‘Excluded Deferred Inventory Taxes’ means (a) sales Taxes, VAT and other Taxes imposed on Seller or any of its Affiliates to the extent Seller or any of its Affiliates actually receives, in cash (or through a reduction of amounts otherwise payable), reimbursement or payment in respect of such Tax such that neither Seller nor any of its Affiliates bears economic responsibility for such Tax, (b) Recoverable VAT, and (c) except to the extent otherwise provided pursuant to any Ancillary Agreement, Taxes attributable to amounts owed to Seller or any of its Affiliates under the Ancillary Agreements; provided that, for the avoidance of doubt, any Taxes allocated to any party pursuant to any Ancillary Agreement shall continue to be the responsibility of such party.”
“‘Excluded Deferred Taxes’ means, together, Excluded Deferred Business Taxes and Excluded Deferred Inventory Taxes.”
“‘InnerDyne Common Stock’ means common stock, par value $1.00 per share, of InnerDyne Holdings.”
“‘Integration Amount’ means the amount set forth on Schedule 2.09(h) to the Disclosure Letter, which payment is, subject to the terms of this Agreement, to be made in respect of integration and other information technology costs and expenses incurred or to be incurred by Seller and its Affiliates in connection with the transactions contemplated hereby.”
“‘NEB Distribution Fee’ means, for any given period during the Deferred Period: (a) the NEB Revenue Amount, minus (b) the NEB Return on Sales Amount, minus (c) the NEB Services Reimbursement Amount.”
“‘NEB Return on Sales Amount’ means, for any given period during the Deferred Period, solely with respect to the Deferred Business in each

Deferred Closing Country, an amount equal to (i) the percentage set forth under the heading ‘ROS%’ on Annex A to the Disclosure Letter corresponding to the Deferred Closing Country set forth opposite such percentage on Annex A to the Disclosure Letter multiplied by (ii) the net sales (determined using the Accounting Policies) of the Deferred Business derived in such Deferred Closing Country during the Deferred Period.”
“‘NEB Revenue Amount’ means, for any given period during the Deferred Period, solely with respect to the Deferred Business in each Deferred Closing Country, an amount equal to the net sales (determined using the Accounting Policies) of the Deferred Business (“Net Sales”), minus an amount equal to the applicable percentage of such net sales set forth in Annex C to the Disclosure Letter with respect to the region containing the Deferred Closing Country for which the applicable portion of such NEB Revenue Amount relates (such percentage, the “Bad Debt Rate”).”
“‘NEB Services Reimbursement Amount’ means, for any given period during the Deferred Period, solely with respect to the Deferred Business in each Deferred Closing Country, an amount equal to the aggregate of (i) freight and duties expenses, (ii) sales force salary and commissions, (iii) ordinary course marketing expenses incurred consistent with past practice, (iv) any other expenses to the extent incurred at Buyer’s or its Affiliates’ direction and (v) Deferred Business Taxes, which in the case of clauses (i), (ii) and (iii) shall be determined by multiplying the Net Sales for such Deferred Closing Country by the percentage set forth under the heading ‘Reimbursement % (OPC and DD)’ on Annex A to the Disclosure Letter opposite such Deferred Closing Country; provided, that for the avoidance of doubt ‘NEB Services Reimbursement Amount’ shall not include (x) any general and administrative expenses and (y) solely to avoid any duplication of Buyer or its Affiliates paying for the same expense more than once, expenses that have otherwise been reimbursed to Seller or its Affiliates by Buyer or its Affiliates pursuant to any Ancillary Agreement.”
“‘Non-Commercial Employees’ means the Employees of the Business set forth in Annex D to the Disclosure Letter.”
“‘Recoverable VAT’ means any VAT to the extent Seller and/or any of its Affiliates (including, for the avoidance of doubt, any Deferred Title Holder) actually receives in cash (or through a reduction of Taxes otherwise payable) a refund, deduction, or credit of such VAT from the relevant Taxing Authority; provided, however, that, notwithstanding anything to the contrary herein, if and to the extent the relevant Taxing Authority subsequently disallows such refund, deduction, or credit, Buyer shall promptly pay to Seller or its Affiliates an amount equal to such disallowed refund, deduction, or credit, except where the disallowance of such refund, deduction or credit results from the fraud, willful misconduct or intentional breach of this Agreement by Seller and/or any of its Affiliates.”
“‘Transferred Inventory’ means all Inventory owned or held by Seller or any of its Affiliates at the time of the Closing.”
Section 1.02    Interpretation and Construction. Section 1.02 of the Purchase Agreement (Interpretation and Construction) is hereby amended as follows:
(i)    Section 1.02(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“Except as provided in Section 2.03(b) and Section 8.02(a), whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using the rate provided by Bloomberg at 7:00 a.m. New York City time (the “Exchange Rate”) three (3) business days prior to the applicable date or dates.”
(ii)    Section 1.02(d) of the Purchase Agreement is hereby amended by adding the following to the end of the section:
“For purposes of Section 2.11, Section 7.08 and Article X, to the extent permitted by applicable Law and foreign currency regulations, if requested by either Seller or Buyer to the other party to make or receive payments through any of their respective Affiliates, the parties agree to cooperate in good faith with respect to such request, taking into account, among other matters, the costs or other burdens of complying with such request.”
Section 1.03    Closing; Deferred Closings. Article II of the Purchase Agreement (Closing; Deferred Closings) is hereby amended as follows:
(i)    Section 2.01 of the Purchase Agreement (Closing) is hereby amended and restated in its entirety as follows:
“The closing of the purchase and sale of the Transferred Assets and Transferred Equity Interests (including the U.S. Merger) and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, at 10:00 a.m., New York City time, on the later of (a) the second business day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article V and (b) the first calendar day of the first fiscal month of Seller immediately following the fiscal month of Seller in which such satisfaction (or waiver) occurs (excluding in each case those conditions intended to be satisfied at the Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver at such time) (provided that the Closing shall not occur prior to July 29, 2017), or on such other date as the parties hereto may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to occur and be effective at 12:01 A.M., local time, on the Closing Date. The parties hereto specifically acknowledge that time is of the essence because Seller’s intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with Seller.”
(ii)    Section 2.02(a) of the Purchase Agreement (Transferred Assets and Transferred Equity Interests) is hereby amended and restated in its entirety as follows:
“Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will, and will cause the relevant Asset Selling Affiliates to, in accordance with Exhibit L (the “Closing Structure”), sell, convey, assign, and transfer to Buyer, and Buyer will purchase, acquire and accept, the Transferred Assets, free and clear of all Liens other than Permitted Liens. Accordingly, Seller will, or will cause the relevant Asset Selling Affiliates to, execute and deliver at the Closing a general assignment and bill of sale substantially in the form of Exhibit B (the “General Assignment”), a general patent assignment substantially in the form of Exhibit C (the “Patent Assignment”) and a general trademark assignment substantially in the form of Exhibit D (the “Trademark Assignment”) and at the Closing such other instruments of conveyance, assignment and transfer as Buyer reasonably requests (the form and substance of which shall be mutually agreed between the parties), in each case to convey to Buyer all of Seller’s and/or each Asset Selling Affiliate’s right, title and interest in and to the applicable Transferred Assets. In addition, pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will, and will cause the relevant Stock Selling Affiliates to, in accordance with the Closing Structure, sell, convey, assign, and transfer to Buyer or Buyer’s applicable Affiliates designated in accordance with Section 2.02(f), and Buyer or its applicable Affiliates designated in accordance with Section 2.02(f) will purchase, acquire and accept (including indirectly by means of the U.S. Merger), the Transferred Equity Interests (and will indirectly acquire and accept by means of such purchase acquisition and acceptance, the Transferred Equity Interests in any Transferred Company that is a subsidiary of another Transferred Company), free and clear of all Liens. Accordingly, Seller will, or will cause the relevant Stock Selling Affiliates to, deliver at the Closing stock certificates representing the Transferred Equity Interests, together with a stock power endorsed in blank, to the extent that such Transferred Equity Interests are in certificated form, and to the extent such Transferred Equity Interests are not in certificated form, other evidence of assignment.”

(iii)     Section 2.02(e) of the Purchase Agreement (Country Transfer Agreements) is hereby amended and restated in its entirety as follows:
“To the extent required by applicable Law or as deemed necessary by either of the parties hereto, the transfer of each Country Unit will be effected pursuant to a short-form agreement or one or more instruments of transfer, such as a bill of sale, share transfer agreement, business transfer agreement, real estate transfer agreement or other asset assignment document, which agreement shall be prepared by Seller and shall be on terms mutually agreed between the parties hereto and consistent with and as close as reasonably possible to the applicable terms of this Agreement (each, a “Country Transfer Agreement”). Unless otherwise agreed by Buyer and Seller, the parties shall enter into the Country Transfer Agreements as soon as reasonably practicable after the date hereof and not later than the Closing. For the avoidance of doubt, Country Transfer Agreements with respect to each Deferred Closing Country will not be executed or delivered prior to or on the Closing Date, but shall instead be executed in connection with the applicable Deferred Closing.”
(iv)    Section 2.02(f) of the Purchase Agreement (Designation of Affiliates) is hereby amended and restated in its entirety as follows:
“To the extent that any of the Transferred Assets or Transferred Equity Interests are under the control of any of Seller’s Affiliates, Seller shall cause its Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer and its Affiliates of such Transferred Assets or Transferred Equity Interests under terms and conditions which are consistent with and subject to the terms of this Agreement. Prior to, and in any event at least thirty (30) days in advance of, the Closing or the applicable Deferred Closing (as applicable), Buyer may designate, with the consent of Seller (which consent shall not be unreasonably withheld), one or more Affiliates to, at the Closing or the applicable Deferred Closing (as applicable), (i) acquire all or part of the Transferred Assets (or applicable Deferred Assets) or Transferred Equity Interests, (ii) assume all or part of the Assumed Liabilities (or applicable Deferred Liabilities) or (iii) pay the Deferred Closing Country Amount pursuant to Section 2.11(h), in each case related to the applicable Country Unit, as the case may be, in which event all references herein to Buyer will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Buyer under this Agreement to the extent not performed by such Affiliates.”

(v)    Section 2.02(g) of the Purchase Agreement (Transferred Assets Subject to Third-Party Consent) is hereby amended and restated in its entirety as follows:
“With respect to each Product, the parties shall use reasonable best efforts to ensure that, effective as of the Closing or the applicable Deferred Closing (as applicable), or as soon as reasonably practicable thereafter, either (A) (1) the Product Registrations that constitute Transferred Assets shall have transferred to, or shall have been approved in writing by the applicable Governmental Entity for transfer to, Buyer or its designee or (2) Buyer shall have obtained a Product Registration (including any re-registrations) that enables Buyer or its designee to manufacture, distribute and market such Product in each applicable jurisdiction, or (B) Buyer or its designee otherwise shall have either (1) acceded to Seller’s or its Affiliate’s rights in respect of manufacturing, distributing and marketing such Products under such Product Registrations, including by Seller or an Affiliate of Seller designating Buyer or its designee as an authorized agent with respect to such Products, or (2) been designated as a manufacturing, sales or distribution agent with respect to the Products under such Product Registrations, in the case of this clause (B), pursuant to reasonable, lawful and customary arrangements to effectuate the foregoing (the time at which any of the foregoing occurs with respect to a Product Registration (or, if earlier, the expiration of such Product Registration in accordance with its terms), the “Product Registration Transfer Time”). If the Product Registration Transfer Time shall not have occurred on the Closing Date or the applicable Deferred Closing Date (as applicable) with respect to any such Product Registration, until such Product Registration Transfer Time with respect to such Product Registration, (X) the parties will continue to use reasonable best efforts to ensure that the Product Registration Transfer Time with respect to such Product occurs as soon as reasonably practicable after the Closing or the applicable Deferred Closing Date (as applicable), (Y) Seller shall, and shall cause its subsidiaries to, consent to Buyer’s and its Affiliates’ use of such Product Registration for the continued operation of the Business with respect to such Product after the Closing or the applicable Deferred Closing Date (as applicable), and (Z) if requested by Buyer, Seller shall, and shall cause its subsidiaries to, provide Buyer, to the fullest extent possible, pursuant to an arrangement reasonably satisfactory to Seller and Buyer, the exclusive net benefit of such Product Registration (including, to the extent not able to be conducted by Buyer and its Affiliates after the Closing or the applicable Deferred Closing Date (as applicable) as result of the failure of the Product Registration Transfer Time to occur, by Seller and its subsidiaries continuing to conduct the Business with respect to such Product in substantially the same manner and with substantially the same level of efforts and resources as conducted by Seller and its subsidiaries prior to the Closing) by passing through all revenues received by Seller and its subsidiaries with respect to the Products under such Product Registration from the Closing Date or the applicable Deferred Closing Date (as applicable) through such Product Registration Transfer Time, less only such amount of costs and expenses (including Taxes) as Seller and its Affiliates incur or become liable for in connection with any such arrangements with respect to such Products (other than any such costs and expenses that are duplicative of documented costs and expenses actually incurred by Buyer and its Affiliates in connection the conduct of the Business with respect to such Products). The parties agree they will cooperate to minimize the costs and expenses incurred in connection with the foregoing arrangements, including by using commercially reasonable efforts to avoid duplicative or incremental costs and expenses. Furthermore, the parties agree that Seller and its Affiliates shall be permitted to utilize their respective ordinary course transfer pricing in connection with the foregoing arrangements, including in connection with any sale of Products from Seller or its Affiliates to Buyer or its Affiliates. In the case of the occurrence of the Product Registration Transfer Time under clause (B) of the definition thereof with respect to any Product Registration, (x) unless the parties agree otherwise, the arrangements contemplated by such clause (B) with respect to a Product shall terminate reasonably promptly upon the occurrence of any of the events contemplated by clause (A) of the definition of Product Registration Transfer Time and (y) unless Buyer requests otherwise, the parties will continue to use reasonable best efforts to ensure that one of the events contemplated by clause (A) of the definition of Product Registration Transfer Time occurs with respect to such Product Registration as soon as reasonably practicable after the Closing or the applicable Deferred Closing (as applicable). In addition to the foregoing, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer (or one of its Affiliates) of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals (including Anti-Trust Approvals), consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing or the applicable Deferred Closing (as applicable), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof. From the date hereof until eighteen (18) months after the Closing Date, the parties shall use their respective reasonable best efforts to cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers and to give any notices required for the transfer of such Transferred Asset and to obtain from third parties an approval or consent to establish a new contract with Buyer or its designated Affiliate with respect to the portion of any Commingled Contract related to the Business, pursuant to which Buyer or its designated Affiliate will have access to the rights and benefits of such

Commingled Contract with respect to the Business on substantially the same terms and conditions provided to Seller and its Affiliates prior to the Closing, or to assign such portion to Buyer or its designated Affiliate; provided, however, that Seller shall not be required to pay any consideration (other than customary filing and application fees typically paid by a seller or transferee) or make any concession therefor. If such authorization, approval, consent or waiver is obtained, Seller shall promptly assign, transfer, convey or deliver any such Transferred Asset or, if applicable, that portion of any Commingled Contract, as the case may be, to Buyer or its designee pursuant to Section 2.02(f) at no additional cost. Pending the earlier of obtaining such authorization, approval, consent or waiver or the expiration of such eighteen-month (18 month) period, insofar as reasonably practicable and to the extent permitted by applicable Law, Seller shall hold such Transferred Assets for the benefit of Buyer and shall operate such Transferred Assets in a manner to place Buyer in a substantially similar position as if such Transferred Assets had been sold, conveyed, assigned and transferred. Buyer shall use its reasonable best efforts to cooperate with Seller in connection with any actions taken by Seller pursuant to this Section 2.02(g). Buyer further agrees that, if Seller shall have complied with its obligations under this Agreement with respect to using reasonable best efforts to obtain such authorization, approval, consent or waiver, Seller shall not be in breach of this Agreement solely as a result of the failure to obtain any such authorization, approval, consent or waiver. From the date hereof until eighteen (18) months after the Closing Date, the parties shall use their respective reasonable best efforts to cooperate with each other with respect to the portion of any Commingled Contracts set forth on Schedule 2.02(a)(xi) such that Seller or its designated Affiliate will have access to the rights and benefits of such Commingled Contract with respect to the portion of the Commingled Contract not related to the Business on substantially the same terms and conditions provided to Seller and its Affiliates prior to the Closing; provided, however, that Buyer shall not be required to pay any consideration (other than customary filing and application fees typically paid by a seller or transferee) or make any concession therefor.”
(vi)    Section 2.03(a) of the Purchase Agreement (Purchase Price; Purchase Price Escrow) is hereby amended and restated in its entirety as follows:
“On or prior to the last business day before the anticipated Closing Date, Seller, Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement. On the last business day before the anticipated Closing Date, subject to the terms and conditions of this Agreement, Buyer shall (or shall cause one or more of its Affiliates as Buyer may designate pursuant to Section 2.02(f) to) deposit in immediately available funds by wire transfer to the Escrow Account cash in U.S. dollars in an amount exclusive of any Transfer Taxes equal to the Purchase Price plus the Integration Amount (such aggregate, the “Escrow Amount”). The Escrow Amount shall be held in the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, and, in connection with the Closing, Buyer shall deliver to the Escrow Agent the Escrow Instructions to release and pay to Seller (or one or more of its Affiliates as Seller may designate) the Escrow Amount by wire transfer of immediately available funds on the next business day immediately following the Closing Date, and subject to the next two succeeding sentences, upon Buyer’s delivery of the Escrow Instructions, Buyer shall have no other obligations hereunder in respect of payment of the Purchase Price. Buyer shall not, and shall cause its subsidiaries and representatives not to, take any action that would prevent, impede or delay the Escrow Agent from so delivering the Escrow Amount to Seller pursuant to the preceding sentence and the Escrow Agreement. If the Closing occurs, Buyer shall remain liable to Seller for the Escrow Amount if the Escrow Amount is not so received by Seller as a result of a breach of the preceding sentence. In the event that the Closing does not occur on such anticipated Closing Date, the parties shall enter into a replacement escrow agreement substantially in the form of the Escrow Agreement (or in a form the parties otherwise reasonably agree) (with references to the Escrow Agreement herein being deemed to be references to such replacement escrow agreement) with an escrow agent (who may be the Escrow Agent) and shall follow the steps set forth in the foregoing provisions of this Section 2.03(a), mutatis mutandis.”
(vii)    Section 2.03(b) of the Purchase Agreement (Purchase Price; Purchase Price Escrow) is hereby amended and restated in its entirety as follows:
“The parties acknowledge that the portion of the Purchase Price allocable to the Country Unit specified on Schedule 2.03(b) to the Disclosure Letter as set forth in the Initial Allocation (the “Required Local Payment”) will be paid by Buyer to Seller on the Closing Date in U.S. dollars. Within three (3) business days following the Closing Date, (i) Seller shall reimburse to Buyer, in U.S. dollars, the amount of such Required Local Payment and (ii) Buyer’s local country Affiliate shall (and Buyer will cause such local country Affiliate to) pay Seller’s local country Affiliate an amount, in local currency, equal to the local currency equivalent of such Required Local Payment (as determined using the Exchange Rate) by wire transfer of immediately available funds to the bank account designated by Seller on the date of this Agreement.”

(viii)    Section 2.04(b) of the Purchase Agreement (Purchase Price Adjustment) is hereby amended and restated in its entirety as follows:
“Within ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Price Adjustment Statement”), setting forth the following amounts, in each case as of immediately prior to the Closing: (i) the book value of the Inventory, prepared in accordance with the Accounting Policies (the “Closing Inventory”) (it being understood that the Closing Inventory shall include the Inventory of the entire Business as of immediately prior to the Closing) and (ii) the Cash Amount. If the book value of the Closing Inventory is greater than the Inventory Target or less than the Inventory Target by the amounts specified in Section 2.04(f) below, the Purchase Price shall be adjusted as described in Section 2.04(f) below (all of which, for the avoidance of doubt, shall be determined assuming each Deferred Closing occurred at the Closing). If the Cash Amount is greater than the Estimated Cash Amount or less than the Estimated Cash Amount, the Purchase Price shall be adjusted as described in Section 2.04(f) below (all of which, for the avoidance of doubt, shall be determined assuming each Deferred Closing occurred at the Closing).”
(ix)    Section 2.05(b) of the Purchase Agreement (Allocation of Purchase Price) is hereby amended and restated in its entirety as follows:
“Within sixty (60) calendar days after the Closing Date, Buyer shall deliver a reasonable draft of the allocation of the Purchase Price and Assumed Liabilities among each of the Transferred Assets and Transferred Equity Interests (and among the assets held by any Transferred Company disregarded as separate from its owner for U.S. federal income Tax purposes) in a manner that incorporates, reflects and is consistent with the Allocation Method, the Initial Allocation, and Sections 1060 and 338 of the Code (the “Allocation”) to Seller (the “Proposed Allocation”). Except as provided in this subparagraph (b), subparagraph (c) and subparagraph (d) of this Section 2.05, at the close of business on the thirtieth (30th) calendar day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller, shall be set forth on Schedule 2.05(b) to the Disclosure Letter (the “Allocation Schedule”), and shall be the Allocation.”
(x)    Section 2.05(g) of the Purchase Agreement (Allocation of Purchase Price) is hereby amended and restated in its entirety as follows:
“In the event that the Initial Allocation has not become final pursuant to this Section 2.05 by the Closing, the allocated purchase prices included in the Proposed Initial Allocation shall be used for the purpose of (A) including allocated purchase prices in the Country Transfer Agreements for each applicable Country Unit and (B) determining the amount of any payments made on the Closing Date to the applicable Selling Affiliate with respect to such Country Unit. The inclusion of such allocated purchase prices shall not be deemed to waive, amend or otherwise alter any of the rights or obligations of the parties set forth in this Section 2.05 and shall not be used for any purpose in resolving, or result in any prejudice with respect to, any dispute with respect to the Proposed Initial Allocation or the Proposed Allocation.”
(xi)    Section 2.05(h) of the Purchase Agreement (Allocation of Purchase Price) is hereby amended and restated in its entirety as follows:
“In the event that the Allocation has not become final pursuant to this Section 2.05 by the Closing, to the extent that the amounts paid to any Selling Affiliate on the Closing Date are not equal to the portion of the Purchase Price allocated to such Selling Affiliate in the Allocation (with respect to any Selling Affiliate, the “Allocated Purchase Price”), the parties shall and shall cause their respective Affiliates to take all necessary actions to refund, repay and redistribute as promptly as reasonably practicable any amounts paid to any Selling Affiliate in excess of such Selling Affiliate’s Allocated Purchase Price, such that, after giving effect to any such refunds, repayments and redistributions, the amounts received by each Selling Affiliate shall be equal to such Selling Affiliate’s Allocated Purchase Price.”
(xii)    Section 2.05 of the Purchase Agreement (Allocation of Purchase Price) is hereby amended and supplemented by adding the following new Section 2.05(i), which provides as follows:
“With respect to any Deferred Closing Country, if, in connection with the applicable Deferred Closing, an allocation of the relevant portion of the Purchase Price among the assets and liabilities transferred in such Deferred Closing is required by applicable Law, and the Allocation has not become final pursuant to this Section 2.05 at the time of such Deferred Closing, the parties shall agree on an allocation of the relevant portion of the Purchase Price and Assumed Liabilities among the applicable Deferred Assets and Deferred Liabilities of the applicable Deferred Business (each, a “Suballocation”). Any such Suballocation shall be consistent with the Initial Allocation. If Seller and Buyer are unable to mutually agree on any such Suballocation, such disagreement shall be referred to the Accounting Firm promptly for review and resolution (in accordance with the procedure set forth in Section 2.04).”

(xiii)    The reference to “Delivery by Seller” in Section 2.08 of the Purchase Agreement is hereby replaced with a reference to “Closing Deliveries by Seller,” and the lead-in to Section 2.08 is hereby amended by adding the phrase “or prior to” between “At” and “the Closing.”
(xiv)    Section 2.08(c) of the Purchase Agreement (Closing Deliveries by Seller) is hereby amended and restated in its entirety as follows:
“duly executed counterparts of the Ancillary Agreements contemplated by Section 7.09;”
(xv)    Section 2.08(f) of the Purchase Agreement (Closing Deliveries by Seller) is hereby amended and restated in its entirety as follows:
“duly executed counterparts of any Country Transfer Agreement (except for those Country Units subject to Section 2.11);”
(xvi)    Section 2.08 of the Purchase Agreement (Closing Deliveries by Seller) is hereby amended and supplemented by adding the following new Section 2.08(k), which provides as follows:
“an irrevocable written authorization substantially in the form set forth as Exhibit Q hereto (“Merger Authorization”) and a counterpart signature page to the Agreement and Plan of Merger substantially in the form set forth as Exhibit R hereto (the “U.S. Merger Agreement”), executed by InnerDyne Holdings.”
(xvii)    The reference to “Delivery by Buyer” in Section 2.09 of the Purchase Agreement is hereby replaced with a reference to “Closing Deliveries by Buyer,” and the lead-in to Section 2.09 is hereby amended by adding the phrase “or prior to” between “At” and “the Closing.”
(xviii)    Section 2.09(a) of the Purchase Agreement (Closing Deliveries by Buyer) is hereby amended and restated in its entirety as follows:
“a true and valid copy of the Escrow Instructions delivered to the Escrow Agent;”
(xix)    Section 2.09(d) of the Purchase Agreement (Closing Deliveries by Buyer) is hereby amended and restated in its entirety as follows:
“duly executed counterparts of the Ancillary Agreements contemplated by Section 7.09;”

(xx)    Section 2.09(e) of the Purchase Agreement (Closing Deliveries by Buyer) is hereby amended and restated in its entirety as follows:
“duly executed counterparts of any Country Transfer Agreement (except for those Country Units subject to Section 2.11);”
(xxi)    Section 2.09(h) of the Purchase Agreement (Closing Deliveries by Buyer) is hereby amended and restated in its entirety as follows:
“a counterpart signature page to the U.S. Merger Agreement, executed by Cardinal Merger Sub.”
(xxii)    The following text is hereby inserted at the end of Section 2.09 of the Purchase Agreement (Closing Deliveries by Buyer):
“In addition, at the Closing, consistent with Section 2.03(a), Buyer will deliver or cause to be delivered to the Escrow Agent (with a copy to Seller and its counsel) irrevocable written instructions in form and substance as set forth in the Escrow Agreement (the “Escrow Instructions”).”
(xxiii)    Article II is hereby amended and supplemented by adding the following new Section 2.10 titled “U.S. Merger.”, which provides as follows:
“(a)    Notwithstanding anything to the contrary in this Agreement, conveyance, assignment, transfer and delivery by Seller or its Affiliates, and acceptance by Buyer, of InnerDyne Holdings, Inc., a Delaware corporation (“InnerDyne Holdings”), shall be effected by the merger of Cardinal Health 527, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Cardinal Merger Sub”), with and into InnerDyne Holdings. On the terms and subject to the conditions set forth in this Agreement and the U.S. Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, the parties shall cause Cardinal Merger Sub to be merged with and into InnerDyne Holdings (the “U.S. Merger”), as provided in this Section 2.10. At the U.S. Merger Effective Time, the separate corporate existence of Cardinal Merger Sub shall cease, and InnerDyne Holdings shall continue as the surviving corporation in the U.S. Merger (the “U.S. Surviving Corporation”).
(b)    On the last business day before the Closing Date, Buyer and Seller shall, pursuant to Section 103(c)(4) of the DGCL, through Buyer’s counsel, deliver to (but not file with) the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger in the form set forth as Exhibit S hereto (or otherwise as mutually agreed by Seller and Buyer), dated as of the Closing Date, relating to the U.S. Merger (the “U.S. Certificate of Merger”) with instructions that the Delaware Secretary not file the U.S. Certificate of Merger until written instructions (which may be by email) are received from Buyer or its counsel to make such filing. Buyer hereby agrees that neither it nor any of its subsidiaries or representatives shall instruct or authorize the Delaware Secretary or any other Person to file or cause to be filed the U.S. Certificate of Merger unless and until the Merger Authorization is received from Seller at the Closing.
(c)    After receipt of the Merger Authorization from Seller, as soon as practicable after the Closing and on the Closing Date, Buyer shall send or cause to be sent an email to the Delaware Secretary authorizing the Delaware Secretary to file (or shall cause to be filed) the U.S. Certificate of Merger with an effective time of the Closing (the time the U.S. Merger becomes effective, the “U.S. Merger Effective Time”). Seller shall not, and shall cause its subsidiaries and representatives not to, take any action that would prevent, impede or delay the Delaware Secretary from filing the U.S. Certificate of Merger pursuant to the preceding sentence.
(d)    The U.S. Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
(e)    At the U.S. Merger Effective Time, by virtue of the U.S. Merger and without any action on the part of any holders of any shares of InnerDyne Common Stock or Cardinal Merger Sub Common Stock, (i) each share of InnerDyne Common Stock issued and outstanding immediately prior to the U.S. Merger Effective Time shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding and (ii) each share of Cardinal Merger Sub Common Stock issued and outstanding immediately prior to the U.S. Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0 per share, of the U.S. Surviving Corporation, and be owned by Buyer, and shall constitute the only outstanding shares of capital stock of the U.S. Surviving Corporation.
(f)    The certificate of incorporation and bylaws of InnerDyne Holdings, as in effect immediately prior to the U.S. Merger Effective Time, shall be, as of the U.S. Merger Effective Time, amended to be identical to that set forth as Exhibit A and Exhibit B, respectively, to the U.S. Merger Agreement and shall be the certificate of incorporation and bylaws, respectively, of the U.S. Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(g)    The directors of Cardinal Merger Sub immediately prior to the U.S. Merger Effective Time shall be, as of the U.S. Merger Effective Time, the directors of the U.S. Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the U.S. Surviving Corporation. The officers of Cardinal Merger Sub immediately prior to the U.S. Merger Effective Time shall be, as of the U.S. Merger Effective Time, the officers of the U.S. Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the U.S. Surviving Corporation.”
(xxiv)    Article II is hereby amended and supplemented by adding the following new Section 2.11 titled “Deferred Closings.”, which provides as follows:
“(a)    Notwithstanding anything to the contrary contained in this Agreement (but subject to this Section 2.11(a)), (i) the conveyance, assignment, transfer and delivery by Seller or its Affiliates, and acceptance by Buyer or its Affiliates, of the Transferred Assets not owned by any Transferred Company located in the Country Units set forth on Annex B to the Disclosure Letter (the “Deferred Closing Countries”) and owned or held by a Deferred Title Holder (the “Deferred Assets”), (ii) the transfer to Buyer or its Affiliates of the Employees of the Business who are employed in such Deferred Closing Countries (other than any Non-Commercial Employees) (the “Deferred Employees”), and (iii) the assumption (and obligation to satisfy and discharge when due) by Buyer of the Assumed Liabilities to the extent arising from or relating to the Business conducted in the Deferred Closing Countries or the applicable Deferred Assets or Deferred Employees (the “Deferred Liabilities”), in each case, shall not occur on the Closing Date. For purposes of Article X, however, Buyer shall be deemed to have assumed the Deferred Liabilities on the Closing Date; provided, that (A) the Seller Indemnitees shall not be entitled to indemnification pursuant to Article X for any Damages incurred or suffered by any Seller Indemnitees to the extent resulting from the Deferred Liabilities or the Deferred Business during the Deferred Period to the extent resulting from the fraud, willful misconduct or intentional breach of this Agreement by Seller or its subsidiaries during the Deferred Period, and (B) the Seller Indemnitees shall not be entitled to indemnification pursuant to Article X for any Damages incurred or suffered by any Seller Indemnitees as a result of a third-party Claim to the extent resulting from the Deferred Liabilities or the Deferred Business during the Deferred Period to the extent resulting from the gross negligence of Seller or its subsidiaries during the Deferred Period. For purposes of clarity, the transfer of Non-Commercial Employees shall not be deferred pursuant to this Section 2.11(a) and the Non-Commercial Employees shall transfer as of the Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or one of its Affiliates) pursuant to Section 8.01(c) (provided, that offer letters with respect to such Non-Commercial Employees shall not be required to be issued at least 10 days prior to the Closing Date).

(b)    The conveyance, assignment, transfer, delivery and acceptance of the Deferred Assets, the transfer of Deferred Employees and the assumption of the Deferred Liabilities, with respect to a Deferred Closing Country (each such closing, a “Deferred Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52 Street, New York, New York 10019, or such other time and location specified in the applicable Country Transfer Agreement for such Deferred Closing Country, on the second business day after the date on which Seller (or its Affiliates) no longer has to provide the “finance / accounting” function for such Deferred Closing Country pursuant to the Transition Services Agreement to Buyer (or its Affiliates) (each date on which a Deferred Closing takes place, a “Deferred Closing Date”); provided that, if there is a Closing Legal Impediment in effect with respect to such Deferred Closing, then such Deferred Closing shall occur on the second business day after the date on which such Closing Legal Impediment is no longer in effect and provided, further, that the Deferred Closing for any Deferred Closing Country may occur on an earlier date if agreed in writing by Buyer and Seller. If any earlier Deferred Closing occurs pursuant to the preceding sentence, Buyer and Seller agree to cause their Affiliates to amend the Undisclosed Agency Agreement to include the Country Unit(s) for which such earlier Deferred Closing occurred on terms to be mutually agreed but substantially consistent with those set forth in the Undisclosed Agency Agreement.
(c)    At each Deferred Closing, Seller and Buyer shall, or shall cause their respective Affiliates to, execute and deliver such documents and instruments, as may be reasonably necessary to transfer the Deferred Assets and Deferred Liabilities in such Deferred Closing Country to Buyer or its applicable Affiliate (designated in accordance with Section 2.02(f)), in each case consistent with the terms of this Agreement.
(d)    It is the intention of the Parties that Buyer shall be entitled to the “net economic benefit” relating to the applicable Deferred Business arising during the applicable Deferred Period, and in connection therewith, each Deferred Title Holder shall retain such title as it has to the Deferred Assets of the applicable Deferred Business and hold such Deferred Assets for the benefit and expense of the applicable Deferred Beneficiary during the applicable Deferred Period. Solely to the extent related to the Deferred Business in a Deferred Closing Country, except as otherwise permitted by this Agreement or consented to by Buyer in writing (such consent not to be unreasonably withheld), (i) Seller agrees to (and to cause the applicable Deferred Title Holders to), (A) use commercially reasonable efforts to run the Deferred Business in the ordinary course consistent with past practice and in good faith and (B) comply with the covenants and agreements set forth in Section 6.01(b) (except Sections 6.01(b)(iv), 6.01(b)(viii), 6.01(b)(ix), 6.01(b)(x) and 6.01(b)(xi), and Section 6.01(b)(xiv) to the extent related to the foregoing exclusions), in each case, until the Deferred Closing Date in such Deferred Closing Country, and (ii) Buyer agrees to grant Seller (and the Deferred Title Holders) a right to distribute the Products during the Deferred Period (the “Distribution Right”).
(e)    Notwithstanding anything herein to the contrary, Seller’s and its Affiliates’ obligations to operate the Deferred Business is expressly conditioned on receipt of Products from applicable Affiliates of Buyer that applicable Affiliates of Seller need to operate the Deferred Business in compliance with this Agreement, and Seller and its Affiliates shall have no obligation to otherwise manufacture or procure any products. Applicable Affiliates of Buyer may invoice applicable Affiliates of Seller for such Products; provided that neither Seller or any Affiliate of Seller shall have any obligation to settle any such invoices and that the only payments to be made to Buyer or its applicable Affiliates with respect to such Products (or the Deferred Business) are the payments of any NEB Distribution Fee as provided in Section 2.11(f).
(f)    Following each fiscal month of Seller covering any portion of the Deferred Period, Buyer shall prepare an invoice (using trial balances provided by or on behalf of Seller to Buyer pursuant to the Transition Services Agreement) with respect to the NEB Distribution Fee for such fiscal month and deliver such invoice to Seller (if such NEB Distribution Fee is positive, it will be paid by Seller or its Affiliates for their respective Distribution Right, as provided herein). Seller or its applicable Affiliates shall settle such invoices with Buyer or its applicable Affiliates (in the applicable local currency in which the corresponding sales were made) in accordance with the country specific days sales outstanding (DSO) schedules of Seller set forth in Annex E to the Disclosure Letter (the “DSO Schedules”) in full satisfaction of any open invoices relating to such sales; provided that if any invoice provides for a negative NEB Distribution Fee, Buyer shall pay to Seller or as directed by Seller the absolute value of such negative NEB Distribution Fee within 30 days of such invoice. Any invoices prepared pursuant to this Section 2.11(f) shall comply with applicable VAT and Transfer Tax Laws. For the avoidance of doubt, neither Seller nor any Affiliate of Seller shall have any obligation to pay for any unpaid accounts receivable. Notwithstanding the foregoing, if the percentage of actual bad debt expense associated with the operation of the Deferred Business in any Deferred Closing Country in a particular fiscal month of Seller (calculated in a manner consistent with the Accounting Policies, including with respect to the allocation of any such debt as between the sales of Products of the Deferred Business and sales of products of Seller’s other businesses) exceeds three (3) times the Bad Debt Rate applicable for such country, then Buyer agrees to pay or cause its applicable Affiliates to pay to Seller or its applicable Affiliates the amount by which such bad debt expense exceeds the product of (i) the Net Sales in such country in such fiscal month multiplied by (ii) the Bad Debt Rate applicable for such country. Upon payment to Seller or its applicable Affiliates of any amount required to be paid by Buyer pursuant to the previous sentence, Seller or its applicable Affiliates shall convey, assign, and transfer to Buyer all bad debts to which such payment relates, including the rights to receive, collect or enforce such bad debts (provided that the parties shall cooperate in good faith with respect to such collection or enforcement).
(g)    Subject to customary confidentiality undertakings comparable to those included in the Confidentiality Agreements, to the extent reasonably required to prepare or review any invoices required to be prepared or prepared pursuant to Section 2.11(f) or any calculation of the bad debt expense associated with the sales of Products of the Deferred Business to the extent Seller asserts such expense is payable, or to the extent such expense has been paid, pursuant to the second to last sentence of Section 2.11(f), Seller will, during normal business hours (upon at least two (2) business days’ written notice from Buyer), (i) make available its relevant personnel as shall be reasonably necessary in connection with the foregoing and (ii) permit Buyer and its duly authorized representatives access to all contracts, books, records and other data relating to the Deferred Businesses and/or the calculation of any NEB Distribution Fee (or any calculation of the bad debt expense associated with the sales of Products of the Deferred Business to the extent Seller asserts such expense is payable, or to the extent such expense has been paid, pursuant to the second to last sentence of Section 2.11(f)) as shall be reasonably necessary in connection with the foregoing, except where such access is prohibited by applicable Law or Contract.
(h)    The parties acknowledge that the portion of the Purchase Price allocable to any Deferred Closing Country as set forth in the Initial Allocation (each, a “Deferred Closing Country Amount”) will be paid by Buyer to Seller on the Closing Date in U.S. dollars. On each Deferred Closing Date for each Deferred Closing Country in which a “local payment” is required by applicable Law to purchase the relevant Deferred Assets (as set forth on Schedule 2.11(h) to the Disclosure Letter), (i) Seller shall reimburse to Buyer, in U.S. dollars, the amount of such Deferred Closing Country Amount and (ii) the applicable Deferred Beneficiary shall (and Buyer shall cause such Deferred Beneficiary to) pay to the applicable Deferred Title Holder an amount, in local currency, equal to the local currency equivalent of such Deferred Closing Country Amount (as determined using the Exchange Rate) by wire transfer of immediately available funds to the bank account to be designated by the party that will be receiving such reimbursement or payment, as applicable. Schedule 2.11(h) to the Disclosure Letter sets forth Seller’s good-faith estimate as of the date of this Agreement of the portion of the Purchase Price to be allocated to each Deferred Country Unit identified therein for payment in a Foreign Currency.”

(xxv)    Article II is hereby amended and supplemented by adding the following new Section 2.12 titled “Transferred Inventory.”, which provides as follows:
“(a)    Notwithstanding anything to the contrary contained in this Agreement (but subject to the last two sentences of this Section 2.12(a)), except (i) for Transferred Inventory that constitutes Finished Goods Inventory not in excess of $50,000 U.S. dollars in the aggregate as of Closing held by Covidien Deutschland GmbH, (ii) for Transferred Inventory that constitutes Finished Goods Inventory owned by Covidien AG on behalf of or for the benefit of Especialidades Medicas Kenmex SA de CV and (iii) for Transferred Inventory that constitutes Finished Goods Inventory for which title is held by any of the Transferred Companies, the conveyance, assignment, transfer and delivery by Seller or its Affiliates, and acceptance by Buyer or its Affiliates, of legal title to Transferred Inventory that constitutes Finished Goods Inventory shall not occur on the Closing Date (the “Deferred Inventory”). For the avoidance of doubt, Deferred Inventory will include Transferred Inventory held by Medtronic Australasia Pty. Limited. For purposes of Article X, however, Buyer shall be deemed to have assumed the Assumed Liabilities relating to or arising out of such Deferred Inventory on the Closing Date (without limiting clause (b) below). This Section 2.12 shall not be applicable to the determination of Closing Inventory, and Closing Inventory shall be determined assuming this Section 2.12 was not applicable.
(b)    Seller and/or its Affiliates shall hold the Deferred Inventory for the benefit of, and at the expense and risk of loss to, Buyer and its Affiliates, and provide distribution services with respect to the Deferred Inventory on behalf of Buyer and/or its Affiliates pursuant to the terms of the Transition Services Agreement (such services, the “Distribution Services”). Subject to the express liability allocation provisions of the Transition Services Agreement with respect to Services to the extent relating to Deferred Inventory, Buyer and/or its Affiliates shall bear all risk of loss or damage to such Deferred Inventory, regardless of whether such Deferred Inventory is held by Seller or any of its Affiliates in the course of Seller and/or its Affiliates’ provision of the Distribution Services; provided that neither Buyer nor any Affiliate thereof shall bear any risk of loss or similar liability for any loss or damage of any Deferred Inventory to the extent resulting from the fraud, willful misconduct or intentional breach of this Agreement by Seller or its Affiliates following the Closing.
(c)    Upon the conclusion of all Distribution Services in a Country Unit, Seller will, and will cause the relevant Asset Selling Affiliates to, sell, convey, assign, and transfer to Buyer or its designee all Deferred Inventory in the applicable Country Unit, free and clear of all Liens other than Permitted Liens.”

Section 1.04    Representations and Warranties of Seller. Article III of the Purchase Agreement (Representations and Warranties of Seller) is hereby amended as follows:
(i)    The first paragraph of Article III of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“Buyer acknowledges and agrees that the Transferred Assets are sold “as is, where is” and Buyer agrees to accept the Transferred Assets on the Closing Date or the applicable Deferred Closing Date (as applicable) in the condition they are in at the place they are located on such Closing Date or the applicable Deferred Closing Date (as applicable) based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Seller, other than the representations and warranties of Seller expressly set forth in this Agreement. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.”
Section 1.05    Certain Covenants. Article VI of the Purchase Agreement (Certain Covenants) is hereby amended as follows:
(i)    Section 6.05(e) of the Purchase Agreement (Commercially Reasonable Efforts; Regulatory Approvals; Access) is hereby amended and restated in its entirety as follows:
“Seller shall give Buyer and its accountants, legal counsel and other representatives reasonable access, during normal business hours and without undue interruption of the Business throughout the period prior to the Closing or, in the case of the Deferred Business, the applicable Deferred Closing (as applicable), to all of the properties, books and records (other than records relating to Income Taxes and attorney-client privileged communications and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) relating to the Business, and will furnish, at Buyer’s expense, Buyer, its accountants, legal counsel and other representatives during such period all such information (other than records relating to Income Taxes and attorney-client privileged communications and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) concerning the affairs of the Business as Buyer may reasonably request; provided that this Section 6.05(e) shall not entitle Buyer or its accountants, legal counsel or other representatives to contact any third party doing business with Seller or access the properties, books or records of any such third party, in each case without Seller’s prior written consent (which consent shall not be unreasonably withheld). Buyer will hold in confidence all information so obtained in accordance with Section 7.12. Nothing in this Agreement shall limit any of the parties’ rights of discovery.”
(ii)    Section 6.07 of the Purchase Agreement (Transferred Companies Assets and Liabilities) is hereby amended and restated in its entirety as follows:
“Prior to the Closing, Seller shall take or cause to be taken, such action as is necessary or appropriate to transfer, assign or convey (i) any assets owned or held by the Transferred Companies other than those that would constitute Transferred Assets or (ii) any liabilities or obligations of the Transferred Companies other than those that would constitute Assumed Liabilities, in each case, to Seller or an Affiliate of Seller such that as of the Closing, (x) the assets owned or held by the Transferred Companies consist solely of assets that would otherwise constitute Transferred Assets pursuant to clauses (i)–(xvi) and (xviii) of Annex 2.02(a) and (y) the liabilities and obligations of the Transferred Companies consist solely of liabilities and obligations that would otherwise constitute Assumed Liabilities pursuant to clauses (i)–(x) of Annex 2.02(c). Prior to or following the Closing, Buyer shall provide to Seller the necessary information and deliver such assignments, transfers, consents and other documents and instruments as may be reasonably required to permit Seller at its expense to effect and perfect the transfer of any registrations of Patents and Trademarks that constitute Excluded Assets but which are held by a Transferred Company. Notwithstanding anything in this Agreement to the contrary (but without limiting Seller’s and Buyer’s obligations after the Closing under Article VII and Article X in respect of Pre-Closing Accounts Receivable and Pre-Closing Accounts Payable), Seller and its Affiliates shall not be required to transfer, assign or convey any Pre-Closing Accounts Receivable that are owned or held by any of the Transferred Companies or any Pre-Closing Accounts Payable that are liabilities or obligations of any of the Transferred Companies at or prior to the Closing (it being understood that following the Closing any Pre-Closing Accounts Receivable (including any cash received in respect thereof) shall in any event be treated as Excluded Assets and any Pre-Closing Accounts Payable shall in any event be treated as Excluded Liabilities). Seller shall deliver or cause to be delivered to Buyer a schedule setting forth Pre-Closing Accounts Receivable and Pre-Closing Accounts Payable within thirty (30) days of the Closing Date. Notwithstanding anything in this Agreement to the contrary, certain equipment that would constitute Excluded Assets may continue to be owned following the Closing by Kendall-Gammatron Limited and Covidien Manufacturing Solutions, S.A., and such equipment shall be subject to the provisions of the Master Manufacturing and Supply Agreement, including with respect to the transfer thereof to Seller or its applicable Affiliate as provided therein.”

(iii)    The reference to “Innerdyne Holdings, Inc.” in Section 6.09(c) of the Purchase Agreement (Closing Structure) is hereby replaced with a reference to “InnerDyne Holdings, Inc.”
(iv)    Section 6.11(a) of the Purchase Agreement (Certain Swiss Tax Matters) is hereby amended and restated in its entirety as follows:
“Subject to Section 6.11(b), Seller shall use its reasonable best efforts to minimize the Swiss Tax Rate. To the extent Seller receives, prior to the Closing, a Swiss Tax Ruling, the Purchase Price shall be reduced by an amount equal to the Swiss Sale Amount, less (i) the sum of (A) the Estimated Swiss Gain and (B) (x) the Estimated Swiss Gain multiplied by the Swiss Tax Rate, further multiplied by (y) the Swiss Gross-Up, less (ii) the Estimated Swiss Tax Basis.”
Section 1.06    Post-Closing Covenants. Article VII of the Purchase Agreement (Post-Closing Covenants) is hereby amended as follows:
(i)    Section 7.01 of the Purchase Agreement (Certain IP Matters) is hereby amended and supplemented by adding a new Section 7.01(d), which provides as follows:
“Buyer hereby grants, and shall cause its Affiliates to grant, to Seller and its subsidiaries a non-exclusive, royalty free, fully paid-up, irrevocable and worldwide license under all of Buyer’s and its Affiliates’ IP Rights to the Transferred IP to (A) make, have made, import, use, offer to sell, sell, distribute and otherwise commercialize any Products and services, and (B) use, copy, distribute, disclose, display, sublicense and otherwise exploit in any manner any technology, Products and services, in each case to the extent necessary to own and operate the applicable Deferred Business in the applicable Deferred Closing Countries for Buyer’s or its Affiliates’ benefit. If Buyer or any of its Affiliates incorporates any of Buyer or its Affiliates’ other IP Rights into any of the Products or services being sold or provided by Seller or any of its Affiliates on Buyer’s or any of its Affiliates’ behalf in connection with the operation of the Deferred Business, Buyer grants (and shall cause its applicable Affiliates to grant) to Seller and its subsidiaries a non-exclusive, royalty free, fully paid-up, irrevocable, worldwide and non-sublicenseable (except to distributors of the Products) license under such other IP Rights to make, have made, import, use, offer to sell, sell, distribute and otherwise commercialize any such Products and services, and to own and operate the applicable Deferred Business, in each case to the extent necessary to provide services to Buyer or its Affiliates with respect to the applicable Deferred Business in the applicable Deferred Closing Countries for Buyer’s or its Affiliates’ benefit until the applicable Deferred Closing. Buyer and Seller shall in good faith cooperate with the objective that all products and all materials using the Buyer and its Affiliates’ IP Rights as described in this paragraph in the operation of the Deferred Business meet at least the same high standards of quality, appearance, service and other standards that are observed immediately prior to the Closing Date by Seller and its Affiliates (or Buyer and its Affiliates with respect to Buyer’s and its Affiliates’ other IP Rights). Seller’s use of any Transferred IP or Buyer’s and its Affiliates’ other IP Rights and any goodwill generated thereby will inure to the benefit of Buyer and its Affiliates. Seller’s rights hereunder shall terminate immediately, fully and completely, upon the final Deferred Closing.”
(ii)    Section 7.04 of the Purchase Agreement (Insurance) is hereby amended and restated in its entirety as follows:
“(a)     Except (1) with respect to insurance proceeds that constitute Transferred Assets pursuant to clause (xiv) of Annex 2.02(a), or (2) as provided in Section 7.04(b) or Section 7.04(c), the coverage under all insurance policies related to the Business and arranged or maintained by Seller or its Affiliates is only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer or the Business. Except as set forth in Section 7.04(b) or Section 7.04(c), as of the Closing Date (or, solely with respect to the Deferred Business, the applicable Deferred Closing Date), Buyer agrees to arrange for its own insurance policies (including self-insurance or similar arrangements funded directly or indirectly by Buyer or any of its Affiliates) with respect to the Business covering all periods following the Closing (or, solely with respect to the Deferred Business, the applicable Deferred Closing Date) and, without prejudice to any right to indemnification pursuant to this Agreement or any other Transaction Document, agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.
(b)    Solely to the extent required for Buyer and its Affiliates to comply with applicable Law that requires Buyer and its Affiliates to maintain workers compensation insurance coverage for Transferred Employees for the period prior to the Closing (or with respect to the Deferred Employees, the applicable Deferred Closing), with respect to claims relating to acts, omissions, events or circumstances relating to Transferred Employees that occurred or existed prior to the Closing (or solely with respect to the Deferred Employees, the applicable Deferred Closing) (“Pre-Closing WC Claims”) that are covered by Seller’s or its Affiliates’ workers compensation insurance policies relating to Transferred Employees (or the Deferred Employees, as applicable) (“Workers Compensation Policies”), Seller hereby authorizes Buyer, to the extent permitted by such Workers Compensation Policies, to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies and shall use commercially reasonable efforts (at Buyer’s expense), to the extent permitted by such Workers Compensation Policies, to assist Buyer’s efforts to obtain the benefit of such insurance coverage with respect to such Pre-Closing WC Claims; provided that Buyer shall keep Seller reasonably informed of each claim and Buyer shall exclusively bear and shall promptly either directly pay (in lieu of Seller or its Affiliates having to first pay) or repay or reimburse Seller or its Affiliates for the amount of each claim and related costs or expenses (including increased premiums) and for the amount of any deductibles or self-insured retentions (including captive insurance amounts) associated with any such claims under the Workers Compensation Policies and Buyer and its Affiliates shall be liable for any and all uninsured, uncovered, unavailable or uncollectible amounts of such payments; and provided further that Buyer and its Affiliates shall use commercially reasonable efforts (including prior to the Closing) to obtain, as soon as reasonably practicable, replacement insurance policies (including self-insurance) such that Buyer and its Affiliates are no longer legally required to have access to the Workers Compensation Policies.  For the avoidance of doubt, nothing in this Agreement shall require Seller or its Affiliates to extend or purchase any insurance policy.
(c)    Solely to the extent required for Buyer and its Affiliates to comply with applicable Law that requires Buyer and its Affiliates to maintain automobile liability insurance coverage for the Business or the Transferred Employees for the period prior to the Closing (or solely with respect to the Deferred Business or Deferred Employees, the applicable Deferred Closing), with respect to claims relating to events or incidents relating to the Business or the Transferred Employees that occurred prior to the Closing (or solely with respect to the Deferred Business or Deferred Employees, the applicable Deferred Closing) (“Pre-Closing Auto Claims”) that are covered by Seller’s or its Affiliates’ automobile liability insurance policies relating to the Business or the Transferred Employees (“Auto Policies”), Seller hereby authorizes Buyer, to the extent permitted by such Auto Policies, to report Pre-Closing Auto Claims directly to the provider of such Auto Policies and shall use commercially reasonable efforts (at Buyer’s expense), to the extent permitted by such Auto Policies, to assist Buyer’s efforts to obtain the benefit of such insurance coverage with respect to such Pre-Closing Auto Claims; provided that Buyer shall keep Seller reasonably informed of each claim and Buyer shall exclusively bear and shall promptly either directly pay (in lieu of Seller or its Affiliates having to first pay) or repay or reimburse Seller or its Affiliates for the amount of each claim and related costs or expenses (including increased premiums) and for the amount of any deductibles or self-insured retentions (including captive insurance amounts) associated with any such claims under the Auto Policies and Buyer and its Affiliates shall be liable for any and all uninsured, uncovered, unavailable or uncollectible amounts of such payments; and provided further that Buyer and its Affiliates shall use commercially reasonable efforts (including prior to the Closing) to obtain, as soon as reasonably practicable, replacement insurance policies (including self-insurance) such that Buyer and its Affiliates are no longer legally required to have access to the Auto Policies.  For the avoidance of doubt, nothing in this

Agreement shall require Seller or its Affiliates to extend or purchase any insurance policy.
(d)    Buyer or its Affiliates may from time to time during the Deferred Period arrange for its own insurance with respect to Deferred Assets pursuant to this Agreement. Seller and its Affiliates shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to assist Buyer’s or its Affiliates’ efforts to obtain the benefits of any such insurance with respect to claims relating to any loss or damage of any such Deferred Assets.”
(iii)    Section 7.06 of the Purchase Agreement (Assurances) is hereby amended and restated in its entirety as follows:
“From and after the Closing Date or the applicable Deferred Closing Date, as applicable, if either Buyer or Seller becomes aware that any of the Transferred Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the parties hereto shall, as soon as reasonably practicable and, subject to Section 2.02(g) and Section 2.06, ensure that such property is transferred, with any necessary prior third-party consent or approval, to:
(a)    Buyer, in the case of any Transferred Asset which was not transferred at the Closing or the applicable Deferred Closing, as applicable; or
(b)    Seller, in the case of any Excluded Asset which was transferred at the Closing or the applicable Deferred Closing, as applicable.
With respect to any Pre-Closing Accounts Receivable held by Buyer at Closing pursuant to Section 6.07, (A) Buyer and Seller shall cooperate in good faith to establish reasonable payment mechanics for Buyer to comply with this Section 7.06 upon its or its Affiliates’ (including the Transferred Companies’) receipt of cash received in respect of Pre-Closing Account Receivable and (B) Buyer’s obligations under this Section 7.06 with respect to any Pre-Closing Accounts Receivable shall terminate one (1) year after the Closing Date.”
(iv)    Section 7.07 of the Purchase Agreement (Further Assurances) is hereby amended and restated in its entirety as follows:
“Subject to the terms and conditions of this Agreement, from and after the Closing Date or the Deferred Closing Date, as applicable, each party will execute and deliver, or cause its Affiliates to execute and deliver, all such documents and instruments and will take, or cause its Affiliates to take, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Agreement.”

(v)    Section 7.08(a)(i) of the Purchase Agreement (Preparation and Filing of Tax Returns; Payment of Taxes) is hereby amended and restated in its entirety as follows:
“Seller shall prepare and file all Tax Returns of the Transferred Companies or in respect of the Transferred Assets or the Business, in each case, that are due (including applicable extensions) before the Closing. Seller shall prepare (x) all income Tax Returns of the Transferred Companies for all taxable periods ending on or before the Closing Date that are due after the Closing (“Pre-Closing Entity Tax Returns”), (y) all income Tax Returns of the Seller or any of its subsidiaries and (z) all Tax Returns in respect of the Deferred Assets, the Deferred Liabilities, the Deferred Business, and the Deferred Inventory for all taxable periods (or portions thereof) beginning on or prior to (A) the applicable Deferred Closing Date (in the case of any Tax Return reflecting Deferred Business Taxes) or (B) the applicable Deferred Inventory Closing Date (in the case of any Tax Return reflecting Deferred Inventory Taxes) (“Deferred Period Tax Returns”). Seller shall prepare all Tax Returns (other than Tax Returns of the Transferred Companies) in respect of the Transferred Assets or the Business for all taxable periods ending on or before the Closing Date that are due after the Closing (“Pre-Closing Business Tax Returns” and, together with Pre-Closing Entity Tax Returns and Deferred Period Tax Returns, “Pre-Closing Tax Returns”). Seller shall also prepare and file all Tax Returns for Transferred Companies that are required to be included in (or filed with) a Tax Return of an affiliated, consolidated, combined, unitary or aggregate group of which Seller or any of its Affiliates (other than a Transferred Company) is parent for Pre-Closing Tax Periods. With respect to any Pre-Closing Tax Return required to be prepared by Seller pursuant to this Section 7.08(a)(i), (1) such Pre-Closing Tax Returns shall be prepared on a basis consistent with the past practices of the Transferred Companies or with respect to the Transferred Assets or the Business, respectively, unless a different position is required by Law and the parties mutually agree on the resolution of such issue (and each party shall reasonably endeavor to reach such mutual agreement), (2) Seller shall deliver to Buyer for its review and comment, at least thirty (30) days prior to the due date for the filing of such Pre-Closing Tax Return in the case of a separate income Tax Return of the Transferred Companies, and at least ten (10) days prior to the due date for the filing of such Pre-Closing Tax Return in the case of a separate non-income Tax Return of the Transferred Companies or in respect of the Transferred Assets or the Business (in each case taking into account any applicable extensions), a copy of such Tax Return, together with any additional information that Buyer may reasonably request, and (3) Seller shall consider in good faith any reasonable comments submitted by Buyer at least fifteen (15) days prior to the due date of such Pre-Closing Tax Return in the case of a separate income Tax Return of the Transferred Companies, and at least five (5) days prior to the due date for the filing of such Pre-Closing Tax Return in the case of a separate non-income Tax Return of the Transferred Companies or in respect of the Transferred Assets or the Business (in each case taking into account any applicable extensions). If applicable, Seller shall deliver a revised Pre-Closing Tax Return to Buyer before the due date for the filing of such Pre-Closing Tax Return (taking into account any applicable extensions), and Buyer shall timely file or cause to be timely filed any Pre-Closing Tax Returns.”
(vi)    Section 7.08(b)(i) of the Purchase Agreement (Refunds) is hereby amended and restated in its entirety as follows:
“Seller shall be entitled to retain, or receive prompt payment from Buyer or any of its subsidiaries or Affiliates (including the Transferred Companies) of, any refund (including any credit in lieu of a refund, which credit arises as a result of an overpayment and which otherwise would have been payable in cash by the relevant Taxing Authority at the election of the taxpayer) received or realized in cash with respect to (x) Taxes attributable to any Transferred Company, the Transferred Assets or the Business for any Pre-Closing Tax Period (other than Transfer Taxes, but including any VAT for which Seller is responsible pursuant to Section 2.06(e)) or (y) Excluded Deferred Taxes, including any such amounts arising by reason of amended Tax Returns filed after the Closing Date, but only to the extent that (A) such refund (or credit) is not the result of an event that occurred after the Closing Date (or after the applicable Deferred Closing Date, in the case of any such refund (or credit) in respect of Excluded Deferred Business Taxes, or after the applicable Deferred Inventory Closing Date, in the case of any such refund (or credit) in respect of Excluded Deferred Inventory Taxes), and (B) such refund (or credit) is not attributable to, and does not result from, a carry back or other use of any item of loss, deduction, credit or other similar item arising in a Post-Closing Tax Period (or in a taxable period beginning after the applicable Deferred Closing Date, in the case of any item arising with respect to Excluded Deferred Business Taxes, or in a taxable period beginning after the applicable Deferred Inventory Closing Date, in the case of any item arising with respect to Excluded Deferred Inventory Taxes) or, in the case of a refund (or credit) of Taxes for a Straddle Period, the use of any such item arising in a Post-Closing Tax Period (or in the case of a refund (or credit) of Excluded Deferred Business Taxes for a taxable period beginning on or prior to the applicable Deferred Closing Date and ending after the applicable Deferred Closing Date, the use of any such item arising in a taxable period beginning after the applicable Deferred Closing Date; or in the case of a refund (or credit) of Excluded Deferred Inventory Taxes for a taxable period beginning on or prior to the applicable Deferred Inventory Closing Date and ending after the applicable Deferred Inventory Closing Date, the use of any such item arising in a taxable period beginning after the applicable Deferred Inventory Closing Date). In connection with the foregoing, if Seller determines that any of the Transferred Companies is entitled to file or make a formal or informal claim for a refund (to which Seller would be entitled under the first sentence of this Section 7.08(b)(i)) of (x) Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period (other than Transfer Taxes or VAT, but including any VAT for which Seller is responsible pursuant to Section 2.06(e)) or (y) Excluded Deferred Taxes, Seller shall be entitled, at Seller’s expense, to file or make, or to request that Buyer cause the applicable Transferred Company to file or make, such formal or informal claim for refund, and Seller shall be entitled to control the prosecution of such claim for refund, provided that Seller shall not take any action in connection therewith that would bind Buyer or any of its Affiliates (including any Transferred Company) for a Post-Closing Tax Period (or a taxable period beginning after the applicable Deferred Closing Date, in the case of any refund (or credit) of Excluded Deferred Business Taxes, or a taxable period beginning after the applicable Deferred Inventory Closing Date, in the case of any refund (or credit) of Excluded Deferred Inventory Taxes) or otherwise adversely affect Buyer or any of its Affiliates (including any Transferred Company). Buyer will cooperate, and cause the Transferred Companies to cooperate, with respect to such claim for refund, and will pay, or cause the relevant Transferred Company to pay, to Seller the amount (including interest received from any Taxing Authority) of any related refund (including any credit in lieu of a refund, which credit arises as a result of an overpayment and which otherwise would have been payable in cash by the relevant Taxing Authority at the election of the taxpayer) (to which Seller would be entitled under the first sentence of this Section 7.08(b)(i)) received or realized in cash by Buyer or any Affiliate thereof (including any Transferred Company), net of any unreimbursed costs incurred by Buyer and its Affiliates in respect of such refund and reduced by the amount of any Taxes arising or that would arise as a result of the receipt of such refund or interest thereon, within five (5) days of receipt (or realization in cash) thereof. Buyer and the Transferred Companies shall be entitled to retain, or receive prompt payment from Seller with respect to, any other refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to any Transferred Company, the Transferred Assets or the Business (other than any such refund, credit, offset or other similar benefit received or realized with respect to Income Taxes of Seller or any of its subsidiaries, but only to the extent such Income Taxes were not Deferred Taxes borne by Buyer as part of the NEB Services Reimbursement Amount, under the Undisclosed Agency Agreement, or otherwise under this Agreement). Notwithstanding any other provision, (x) Seller shall be entitled to any refund, credit or reimbursement for any Transfer Taxes arising from, or relating to, the Internal Restructuring Steps, (y) Buyer shall be entitled to any refund, credit or reimbursement for any Transfer Taxes or VAT arising from, or relating to, any Transfer Taxes or VAT imposed on the transfer of the Transferred Equity Interests and the Transferred Assets to Buyer and assumption of the Assumed Liabilities by Buyer and (z) Buyer shall be entitled to any refund, credit or reimbursement for any Deferred Taxes borne by Buyer.”
(vii)    Section 7.08(c)(ii) of the Purchase Agreement (Tax Indemnification) is hereby amended and restated in its entirety as follows:
“Buyer and its Affiliates (including the Transferred Companies) shall indemnify, defend and hold Seller and its Affiliates harmless from and against: (A) for any Post-Closing Tax Period (x) all Tax liabilities (which shall include any costs and expenses, including reasonable legal fees and expenses, attributable to such Tax liabilities) of the Transferred Companies and (y) all Tax liabilities (which shall include any costs and expenses, including reasonable legal fees and expenses, attributable to such Tax liabilities) with respect to the Transferred Assets or the Business (including, for the avoidance of doubt, any Deferred Taxes), in the case of each of clauses (x) and (y), other than any such Tax liabilities that are Excluded Taxes or Excluded Deferred Taxes, (B) all liability for Transfer Taxes for which Buyer is responsible pursuant to Section 2.06(a), (C) all Tax liabilities (which shall include any costs and expenses, including reasonable legal fees and expenses, attributable to such Tax liabilities) attributable to a Buyer Tax Act, unless such Buyer Tax Act is effected with the written consent of Seller, (D) Tax liabilities (which shall include any costs and expenses, including reasonable legal fees and expenses, attributable to such Tax liabilities) attributable to any breach by Buyer or its Affiliates (including, after the Closing, any Transferred Company) of any covenant or other agreement hereunder, or (E) any Taxes (which shall include any costs and expenses, including reasonable legal fees and expenses, attributable to such Taxes) imposed with respect to the excess of, if any, (x) any amount required to be included by Seller or any of its Affiliates in income under Section 951(a) of the Code with respect to a Transferred Company for the tax year of Seller or such Affiliate that includes the Closing Date, over (y) the amount that would have been required to be included by Seller or any of its Affiliates in income under Section 951(a) of the Code with respect to a Transferred Company for the tax year of Seller or such Affiliate that includes the Closing Date had the taxable year of such Transferred Company ended on the Closing Date;”
(viii)    Section 7.08(d) of the Purchase Agreement (Tax Contests) is hereby amended and restated in its entirety as follows:
“(i)    Buyer shall notify Seller within ten (10) business days of a Tax Proceeding for a Pre-Closing Tax Period with respect to a Transferred Company, provided that the failure to so notify Seller shall not affect Seller’s indemnification obligation under Section 7.08(c) except to the extent of any material prejudice actually incurred by Seller.
(ii)    With respect to any Tax Proceeding relating to (A) a Pre-Closing Tax Period with respect to a Transferred Company, the Transferred Assets or the Business (other than a Straddle Period or a Tax Proceeding with respect to any Transfer Taxes or VAT, but including any Tax Proceeding with respect to any VAT for which Seller is responsible pursuant to Section 2.06(e)), (B) a consolidated Tax Return of which Seller or any of its subsidiaries (other than a Transferred Company) is the common parent, or (C) an Income Tax Return (other than a Deferred Period Tax Return) of Seller of any of its subsidiaries (other than a Transferred Company), Seller may choose in its sole discretion (at its expense) to control all Tax Proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax at issue in such Tax Proceeding, provided that, to the extent such Tax Proceeding or the resolution or settlement thereof could have an impact on Buyer or any of its Affiliates (including the Transferred Companies) after the Closing Date, (x) Seller shall provide Buyer with a timely and reasonably detailed account of each phase of such Tax Proceeding and shall consult with Buyer before taking any significant action in connection with such Tax Proceeding and (y) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld.
(iii)    With respect to any Tax Proceeding relating to a Straddle Period with respect to a Transferred Company, the Transferred Assets or the Business, Buyer may choose in its sole discretion (at its expense) to control all Tax Proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax at issue in such Tax Proceeding, provided that, to the extent such Tax Proceeding or the resolution or settlement thereof could have an impact on Seller or any of its Affiliates with respect to the Pre-Closing Tax Period resulting in an increase of Seller’s liability for Taxes pursuant to this Agreement, (x) Buyer shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding and shall consult with Seller before taking any significant action in connection with such Tax Proceeding and (y) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld.

(iv)    With respect to any Tax Proceeding relating to both (A) any Deferred Taxes and (B) any Excluded Taxes or Excluded Deferred Taxes (any such Tax Proceeding, a “Joint Tax Proceeding”) (it being understood that a Tax Proceeding relating to a Tax Return that reflects both Deferred Taxes, on the one hand, and Excluded Taxes or Excluded Deferred Taxes, on the other hand, is a Joint Tax Proceeding), Seller may choose in its sole discretion to control all Joint Tax Proceedings and may make all decisions taken in connection with any such Joint Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax at issue in such Joint Tax Proceeding, provided that, to the extent such Joint Tax Proceeding relates to Deferred Taxes, (v) Seller shall provide Buyer with a timely and reasonably detailed account of each phase of such Joint Tax Proceeding and shall consult with Buyer before taking any significant action in connection with such Joint Tax Proceeding, (w) Seller shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Joint Tax Proceeding, (x) Seller shall defend such Joint Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Joint Tax Proceeding, (y) Buyer shall be entitled to participate (at its expense) in such Joint Tax Proceeding and, to the extent permitted by the relevant Taxing Authority, attend any meetings or conferences with the relevant Taxing Authority, and (z) Seller shall not settle, compromise or abandon any such Joint Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer and Seller shall bear the expenses of conducting such Joint Tax Proceeding in proportion to the amount of Deferred Taxes, on the one hand, and Excluded Taxes and Excluded Deferred Taxes, on the other hand, at issue in such Joint Tax Proceeding.
(v)     Except as otherwise provided in Section 7.08(d)(iv), with respect to any Tax Proceeding relating to Deferred Taxes (such Tax Proceeding, a “Deferred Tax Proceeding”), Buyer may choose in its sole discretion (at its expense) to control all Deferred Tax Proceedings and may make all decisions taken in connection with any such Deferred Tax Proceeding (including selection of counsel), and, without limiting the foregoing, may, in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the applicable Tax liability and sue for a refund or contest the Tax at issue in such Deferred Tax Proceeding, provided that, to the extent any such Deferred Tax Proceeding relates to a taxable period (or portion thereof) beginning on or prior to (1) the applicable Deferred Closing Date (in the case of any Deferred Tax Proceeding with respect to

Deferred Business Taxes) or (2) the applicable Deferred Inventory Closing Date (in the case of any Deferred Tax Proceeding with respect to Deferred Inventory Taxes), (v) Buyer shall provide Seller with a timely and reasonably detailed account of each phase of such Deferred Tax Proceeding and shall consult with Seller before taking any significant action in connection with such Deferred Tax Proceeding, (w) Buyer shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Deferred Tax Proceeding, (x) Buyer shall defend such Deferred Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Deferred Tax Proceeding, (y) Seller shall be entitled to participate (at its expense) in such Deferred Tax Proceeding and, to the extent permitted by the relevant Taxing Authority, attend any meetings or conferences with the relevant Taxing Authority, and (z) Buyer shall not settle, compromise or abandon any such Deferred Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld.
(vi)    Except as otherwise provided in Section 7.08(d)(ii), Section 7.08(d)(iii), Section 7.08(d)(iv) and Section 7.08(d)(v), Buyer shall exclusively control all Tax Proceedings with respect to the Transferred Companies or otherwise relating to the Transferred Assets or the Business. Notwithstanding anything in Section 7.08(d)(ii) and Section 7.08(d)(iv) to the contrary, Buyer shall have the exclusive right to control any Tax Proceeding described in Section 7.08(d)(i) if Seller fails to, or notifies Buyer in writing that Seller elects not to, defend such Tax Proceeding.
(vii)    Buyer, the Transferred Companies and each of their respective Affiliates, on the one hand, and Seller and its respective Affiliates, on the other hand, shall cooperate in contesting any Tax Proceeding, which cooperation shall include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding. Buyer and Seller shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.08(d).”
(ix)    Section 7.09 of the Purchase Agreement (Ancillary Agreements) is hereby amended and restated in its entirety as follows:
“At the Closing, Buyer and Seller shall enter into, execute and deliver the Transition Services Agreement, substantially in the form attached as Exhibit G-1 (the “Transition Services Agreement”), the Master Manufacturing and Supply Agreement, substantially in the form attached as Exhibit H (the

“Master Manufacturing and Supply Agreement”), the Trademark License Agreement (Buyer as Licensee), substantially in the form attached as Exhibit I-1 (the “Trademark License Agreement 1”), the Trademark License Agreement (Seller as Licensee), substantially in the form attached as Exhibit I-2 (the “Trademark License Agreement 2”), the Sorting Service Agreement, substantially in the form attached as Exhibit N (the “Sorting Service Agreement”), the Escrow Agreement, substantially in the form attached as Exhibit O (the “Escrow Agreement”) and the Undisclosed Agency Agreement, substantially in the form attached as Exhibit P (the “Undisclosed Agency Agreement”). Trademark License Agreement 1 and Trademark License Agreement 2 are collectively referred to as the “Trademark License Agreements”. Between the date hereof and the Closing, the parties shall negotiate in good faith to agree on the fees for the services to be provided pursuant to the Transition Services Agreement based on the principles set forth in Exhibit G-2.”
(x)    Section 7.11(c)(iv) of the Purchase Agreement (Non-Solicitation of Employees; Non-Competition) is hereby amended and restated in its entirety as follows:
“exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Transaction Documents, including the provision of the Distribution Services and the ownership and/or operation of the Deferred Business in accordance with this Agreement or any Ancillary Agreement; or”
(xi)    Section 7.12 of the Purchase Agreement (Confidentiality) is hereby amended and restated in its entirety as follows:
“(a)    Each party acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of each of (1) that certain confidentiality agreement between Buyer and Seller, dated as of December 2, 2016 (the “Business Confidentiality Agreement”), and (2) that certain confidentiality agreement between Buyer and Seller, dated as of April 5, 2017 (together with the Business Confidentiality Agreement, the “Confidentiality Agreements”), the terms of which are incorporated herein by reference in their entirety and shall, subject to the following sentence, survive the Closing; provided that actions taken by the parties to the extent necessary in order to comply with their respective obligations under Section 6.05 hereunder shall not be deemed to be in violation of this Section 7.12 or of the Confidentiality Agreements; provided that the foregoing shall not affect Section 6.05(b) to the extent that Section 6.05(b) specifies that it is subject to this Section 7.12 or the Confidentiality Agreements. Effective upon, and only upon, the Closing, the Business Confidentiality Agreement shall terminate with respect to information relating solely to the Business, the Transferred Companies, the

Transferred Assets and the Assumed Liabilities (including, for avoidance of doubt, any Deferred Assets or Deferred Liabilities); provided, further, that Buyer acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the Selling Affiliates, the Transferred Companies or any of their respective Affiliates or Representatives, concerning Seller or any of its Affiliates (other than solely with respect to the Business, the Transferred Companies, the Transferred Assets and the Assumed Liabilities, including, for avoidance of doubt, the Deferred Business, Deferred Assets and Deferred Liabilities) shall continue to remain subject to the terms and conditions of the Business Confidentiality Agreement (but subject to the term therein).
(b)    For two (2) years after the Closing, unless Buyer has otherwise consented in writing, Seller agrees to, and shall cause its subsidiaries and shall instruct its Representatives to, retain in confidence, and not use, any and all confidential or proprietary information to the extent relating to the Business and the Transferred Assets (collectively, “Confidential Business Information”), and not disclose such Confidential Business Information to any other Person; provided that Confidential Business Information shall not include any information (i) which is or becomes generally available to the public other than as a result of disclosure in violation of this Section 7.12(b), (ii) that Seller or any of its Affiliates receives after the Closing from a source that is not, to the knowledge of Seller, under any obligation of confidentiality with respect to such information, or (iii) that is independently developed by or on behalf of Seller or any of its Affiliates without reference to or use of such Confidential Business Information. In addition, the foregoing will not prohibit Seller or its Affiliates from disclosing Confidential Business Information which is required by applicable Law or order of a Governmental Entity or rule or policy of any securities exchange to be disclosed. The parties acknowledge and agree that (x) Seller and its Affiliates currently, and, subject to Section 7.11(c), may continue following the Closing to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons, and engage in commercial relationships with such Persons and with Buyer and the other Transferred Companies, and, subject to Section 7.11(c), may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in, relating to, or arising from the Business and (y) nothing in this Section 7.12(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals. In addition, the foregoing shall not prohibit the use or disclosure of such Confidential Business Information to the extent reasonably necessary to comply with the terms of, or perform under, any of the Transaction Documents or any Transferred Contract or Commingled Contract that has not been assigned or transferred to Buyer or its Affiliates, or to provide the Distribution Services or operate Deferred Business in accordance with this Agreement or any Ancillary Agreement. Furthermore, the provisions of this Section 7.12(b) will not prohibit any use or disclosure in connection with the preparation and filing of financial statements with a Governmental Entity (including the U.S. Securities and Exchange Commission) or Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.”
(xii)    Section 7.13(b) of the Purchase Agreement (Replacement of Guarantees) is hereby amended and restated in its entirety as follows:
“Following the Closing (or a Deferred Closing, as applicable), Buyer and Seller will reasonably cooperate with one another so that Buyer will obtain, or cause an Affiliate of Buyer to provide or obtain, replacement Guarantees with respect to each Guarantee issued by Seller or an Affiliate of Seller for the benefit of any Transferred Company or with respect to any Transferred Asset or Assumed Liability that was not replaced on or prior to the Closing Date (or a Deferred Closing Date, as applicable) (each, an “Existing Guarantee”). Buyer and Seller shall reasonably cooperate to obtain any necessary release of Seller and its Affiliates from such Existing Guarantees in form and substance reasonably satisfactory to Buyer and Seller.”
Section 1.07    Employees. Article VIII of the Purchase Agreement (Employees) is hereby amended as follows:
(i)    Section 8.01(a) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“From and after the date of this Agreement until the Closing Date or the applicable Deferred Closing Date, as applicable, Buyer shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Employee of the Business whether relating to employee benefits, post-Closing or post the applicable Deferred Closing, as applicable, terms of employment or otherwise; provided that this sentence shall not apply to any (i) offer letters or other individual communications regarding post-Closing or post the applicable Deferred Closing, as applicable, employment of Employees of the Business (including proposed terms of employment, compensation and employee benefits, or role and organizational structure) or (ii) individual conversations or communications regarding matters not covered by any of the Transaction Documents.”

(ii)    Section 8.01(b) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“To the extent permitted by applicable Law and as soon as practicable, but in no event later than five (5) business days after the date of this Agreement, Seller shall provide Buyer with a list on Schedule 8.01(b)(i) to the Disclosure Letter containing an identification number (with the corresponding names tying to these identification numbers to be provided concurrently to one person Buyer specifies), date of hire, position, location, and base salary, wage rate and bonus opportunity (and, in no event later than thirty (30) calendar days after the date of this Agreement, for sales employees, sales incentive targets, as well as actual sales incentive paid during the prior fiscal year), employee benefit plan participation, outstanding equity awards (including vesting schedule and exercise price, as applicable), expatriate status and any additional information that is necessary for Buyer to establish payroll systems or employee benefit plans as of the Transfer Time, as applicable, of each individual identified by Seller as expected to be an Employee of the Business, and Seller shall update such information periodically prior to the Closing Date (or the applicable Deferred Closing Date, as applicable, to the extent such employment actions are permitted by this Agreement, including the next succeeding sentence), to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and provide copies of such updated lists and information to Buyer. In addition, Seller shall periodically update Schedule 1.01(b) to the Disclosure Letter (including during the Deferred Period with respect to employees in a Deferred Closing Country) to reflect (i) any new hires and employment terminations permitted pursuant to Section 6.01(b)(iii), and (ii) any other employee of Seller and its Affiliates proposed by Seller to be an “Employee of the Business”; provided that, in the case of clause (ii), if Buyer objects to any such addition proposed to be made to such schedule by Seller, such addition shall be reviewed and agreed by the Vice President of Human Resources, MITG of Seller and the Senior Vice President, HR Bus Partner Medical of Buyer and if the Vice President of Human Resources, MITG of Seller and the Senior Vice President, HR Bus Partner Medical of Buyer cannot agree, then such addition shall not be included. With respect to those Transferred Companies set forth on Schedule 8.01(b)(ii) to the Disclosure Letter, Buyer and Seller will use commercially reasonable efforts to establish or ensure continuation of (as applicable) for each such Transferred Company payroll, human resources and employee benefit administration Contracts and processes, effective as of or prior to the Closing. On the Closing Date and the applicable Deferred Closing Date, Seller shall provide Buyer with an updated Schedule 8.01(b)(i) to the Disclosure Letter reflecting the applicable information as of such date.”

(iii)    Section 8.01(c) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“Prior to the Closing or the applicable Deferred Closing, as applicable, Seller shall, or shall cause its Affiliates to, take all actions necessary to transfer the employment of any individual who is employed by a Transferred Company and who is not an Employee of Business to Seller or any of its Affiliates (other than the Transferred Companies), as designated by Seller. In the event the employment of an Employee of the Business does not automatically transfer to Buyer or its Affiliates upon the occurrence of the Closing or the applicable Deferred Closing, as applicable, by operation of Law or pursuant to the transfer (directly or indirectly) of the Transferred Equity Interests to Buyer or its Affiliates, (i) Seller shall take, or cause its respective Affiliates to take, all actions required in accordance with applicable Law in respect of the transfer of employment of such Employees of the Business to Buyer or one of its Affiliates, and Seller shall encourage each Employee of the Business to accept any offers of employment pursuant to this Section 8.01(c) in its communications with such individuals; provided that, for the avoidance of doubt, nothing herein shall be interpreted as requiring Seller or any of its subsidiaries to provide any such Employee of the Business with any additional compensation or benefits or otherwise incur any material liability; and (ii) not less than ten (10) business days prior to the Closing or the applicable Deferred Closing, as applicable, Buyer or one of its Affiliates will offer employment, effective at 12:01 a.m., local time, on the Closing Date or the applicable Deferred Closing Date, as applicable (the “Transfer Time”), to such Employee of the Business in accordance with this Agreement. Offers pursuant to this Section 8.01(c) shall (A) be for a position commensurate with the skills and experience of such Employee of the Business and at a geographic work location within fifty (50) miles of the applicable Employee of the Business’ primary work location immediately prior to the Closing Date or the applicable Deferred Closing Date, as applicable (or, to the extent applicable in jurisdictions other than the United States, within such lesser radius as is necessary to ensure severance is not due in connection with such relocation), and (B) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). With respect to any Employee of the Business to whom Buyer or one of its Affiliates is required to make an offer of employment pursuant to this Section 8.01(c), and who, as of the Closing Date or the applicable Deferred Closing Date, as applicable, is on approved leave of absence from work with Seller or its Affiliates (each, an “Inactive Employee”), Buyer shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller and its Affiliates and otherwise on terms and conditions consistent with this Section 8.01; provided that such employee returns to work within one hundred eighty (180) days following the Closing Date or the applicable Deferred Closing Date, as applicable, or such later time as required by applicable Law or the terms of the applicable Collective Bargaining Agreement upon presenting themselves for duty to the Business. Seller shall promptly notify Buyer of the occurrence and end of any such leave of absence. In the case of any Inactive Employee who becomes a Transferred Employee following the Closing Date or the applicable Deferred Closing Date, as applicable, all references in this Agreement to (1) the Closing Date or the applicable Deferred Closing Date, as applicable, shall be deemed to be references to the date on which such individual becomes a Transferred Employee and (2) the Transfer Time shall be deemed to be references to 12:01 a.m., local time, on the date that such individual becomes a Transferred Employee. In any jurisdiction where the employment of an Employee of the Business can transfer automatically to Buyer and its Affiliates upon the occurrence of the Closing or Deferred Closing, as applicable, by operation of Law or pursuant to the transfer (directly or indirectly) of the Transferred Equity Interests to Buyer, Buyer and Seller agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are necessary or appropriate such that the employment of such Employee of the Business will transfer to Buyer or its Affiliates automatically as of the Transfer Time. Seller shall provide a list to Buyer of each Inactive Employee no later than ten (10) business days prior to the Closing or Deferred Closing Date, as applicable, and shall update such list as of the Closing or Deferred Closing Date, as applicable. The Employee of the Business employed in France for whom the transfer of employment contemplated by this Section 8.01(c) is subject to the authorization of the inspection du travail shall transfer to Buyer or its Affiliates automatically on the day after such authorization is given. If such authorization is not granted within four (4) months following the Closing Date, such Employee of the Business shall not become a Transferred Employee. Seller shall use commercially reasonable efforts to obtain such authorization following the Closing and shall keep Buyer and its Affiliates informed of the status of such procedure.”
(iv)    Section 8.01(d) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“Buyer or its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and the Selling Affiliates from and against, any claims made by any Employee of the Business for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of (i) Buyer’s breach of its obligations under this Article VIII, including any failure of Buyer to provide to U.S. Transferred Employees the benefits described in Section 8.01(e), (ii) Buyer making an offer to an Employee of the Business that does not meet the requirements of (A) Section 8.01(e) with respect to an Employee of the Business in the United States or (B) Section 8.01(j)(i) with respect to an Employee of the Business outside of the United States (whether or not located in a Specified Non-U.S. Jurisdiction), or (iii) any claims for severance or other separation benefits in connection with the involuntary termination of employment by Buyer or its Affiliates of any Transferred Employee after the Transfer Time. Seller or its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any claims made by any Employee of the Business for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, not arising out of Buyer’s breach of its obligations under this Article VIII or under clause (ii) or (iii) above, including (A) any such claim arising out of the applicable Employee of the Business’ refusal to accept an offer of employment made in compliance with this Article VIII from (or to commence employment with), or objection to the automatic transfer of employment to, Buyer or its Affiliates, and (B) any claims made by any Employee of the Business in China or other jurisdictions for any statutory severance or other separation benefits (including statutory economic compensation and statutory compensation payable in respect of accrued but not yet taken vacation days or other paid time off for the calendar year in which the Closing Date or the applicable Deferred Closing Date, as applicable, occurs) that arise as a result of any such employee who accepts an offer of employment from Buyer or any of its Affiliates making a request that such severance or other separation benefits be paid or provided by Seller or any of its subsidiaries. Buyer shall not encourage any Employee of the Business regarding a request described in the immediately preceding sentence, and in the event an Employee of the Business asks Buyer a question regarding such request, Buyer shall refer such Employee of the Business to an applicable representative of Seller with respect to such request.”
(v)    Section 8.01(i) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“Subject to Seller providing all reasonably necessary support and information in a timely manner, no later than the Closing Date or the applicable Deferred Closing Date, as applicable, Buyer shall establish or cause to be established (or utilize existing Buyer Plans), at its own expense, all necessary retirement, pension, employee welfare and employee benefit plans for Transferred

Employees, as applicable. Effective as of the Transfer Time, each Transferred Employee shall cease to be an employee of Seller or the applicable Affiliate and shall cease to participate in any Business Employee Benefit Plan (other than any Assumed Benefit Plan) as an active employee. Other than with respect to a government-sponsored benefit plan, (i) Seller shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee, (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee and (D) claims relating to COBRA coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents, in each case, prior to or as of the Transfer Time and (ii) Buyer shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee, (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee and (D) claims relating to COBRA coverage attributable to ‘qualifying events’ with respect to any Transferred Employee and his or her beneficiaries and dependents, in each case, after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Seller and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Transferred Employee. Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred on the date the injury giving rise to the claim occurs.”
(vi)    Section 8.01(m) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“To the extent (i) permitted by applicable Law and (ii) that doing so would not require the consent of any other Person, as soon as reasonably practicable following the Closing or the applicable Deferred Closing Date, as applicable, Seller and its Affiliates shall use their commercially reasonable efforts to assign to Buyer and its Affiliates any nondisclosure and confidentiality agreements, non-competition agreements or other restrictive covenant agreements applicable to any Transferred Employee to the extent that such agreements relate exclusively to the Business.”
(vii)    Section 8.01(q) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“No later than forty-five (45) business days following the Closing or the applicable Deferred Closing Date, as applicable, Seller or its applicable Affiliate shall pay (i) an annual bonus (prorated through the Closing Date or the applicable Deferred Closing Date, as applicable, and based on the lesser of (A) the amount accrued with respect to such bonus and (B) the target amount to each Transferred Employee who is or would be eligible as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, to receive an annual bonus under any Business Employee Benefit Plan pursuant to the terms thereof); and (ii) sales incentives or commissions (prorated through the Closing Date or the applicable Deferred Closing Date, as applicable, and based on actual performance through the Closing Date or the applicable Deferred Closing Date, as applicable) to each Transferred Employee who participated in any Business Employee Benefit Plan that provides for sales incentives or commissions as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, and who was eligible to earn sales incentives or commissions for the applicable performance period in which the Closing or the applicable Deferred Closing, as applicable, occurs.”
(viii)    Section 8.01(r) of the Purchase Agreement (Employee Benefits Matters) is hereby amended and restated in its entirety as follows:
“Prior to the Closing or the applicable Deferred Closing, as applicable, Seller shall take all actions as are necessary to provide as follows:
(i)    Each outstanding option (each, a “Seller Option”) to purchase ordinary shares, par value $0.0001 (“Seller Ordinary Shares”), other than any Integration Incentive Stock Option, that is held by a Transferred Employee as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, shall, effective as of the Closing or the applicable Deferred Closing, as applicable, become fully vested and exercisable and shall remain outstanding for the remainder of the term of such Seller Option.
(ii)    Each outstanding Integration Incentive Stock Option held by a Transferred Employee as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, shall remain outstanding and shall vest at the end of the performance period applicable to such Integration Incentive Stock Option to the extent the applicable performance criteria are satisfied.

(iii)    Each outstanding restricted share unit award in respect of Seller Ordinary Shares (each, a “Seller RSU Award”) that is held by a Transferred Employee as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, and vests solely based on continued service shall, as of the Closing or the applicable Deferred Closing, as applicable, become fully vested and shall be settled by Seller in accordance with its terms.
(iv)    Each outstanding Seller RSU Award that is held by a Transferred Employee as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, and subject to performance-based vesting conditions shall remain outstanding, shall vest at the end of the performance period applicable to such Seller RSU Award to the extent the applicable performance criteria are satisfied and shall be settled by Seller in accordance with its terms.
(v)    As of the Closing or the applicable Deferred Closing, as applicable, each Employee of the Business who is eligible to receive a long-term cash retention bonus under Seller’s Retention Bonus Plan shall become fully vested in his or her long-term cash retention bonus, which amount shall be paid by Seller or its applicable Affiliate in accordance with such plan.
(vi)    No later than forty-five (45) business days following the Closing or the applicable Deferred Closing, as applicable, Seller or its applicable Affiliate shall pay a bonus under Seller’s Long-Term Performance Plan (prorated through the Closing Date or the applicable Deferred Closing Date, as applicable, and based on actual performance through the Closing Date or the applicable Deferred Closing Date, as applicable, as determined by Seller) to each Transferred Employee who is or would be eligible to receive a bonus under such plan pursuant to the terms thereof.”
(ix)    Section 8.01 of the Purchase Agreement (Employee Benefits Matters) is hereby amended and supplemented by adding a new Section 8.01(v), which provides:
“The parties agree to and covenant to perform the matters set forth in Schedule 8.01(v) of the Disclosure Letter.”
(x)    Section 8.02(a) of the Purchase Agreement (Pension Plan Adjustment) is hereby amended and restated in its entirety as follows:
“Within six (6) months following the Closing Date, Seller and Buyer shall determine the aggregate value of the underfunded pension liabilities as of the Closing Date under the Assumed Benefit Plans set forth on Schedule 8.02(a) to the Disclosure Letter (the absolute value of such underfunded liabilities, the “Aggregate Underfunded Amount”). The Aggregate Underfunded Amount shall be calculated on the same basis that was used to determine the estimate referred to in Section 3.13(b)(iii) and, if applicable, the conversion rate from the applicable Foreign Currency to U.S. dollars shall be the closing rate provided by Bloomberg at 7:00 a.m. New York City time on the Closing Date.”
Section 1.08    Indemnification. Section 10.03 of the Purchase Agreement (Indemnification by Buyer) is hereby amended and restated in its entirety as follows:
“Subject to the provisions of this Article X, from and after the Closing Date, in addition to the indemnification set forth in Section 6.06(a), Section 7.08(c) and Section 8.01(d), Buyer shall indemnify and hold harmless Seller against and from any and all Damages which Seller and any of its directors, officers, employees, Affiliates (other than the Transferred Companies), agents and representatives (collectively, the “Seller Indemnitees” and, together with the Buyer Indemnitees, the “Indemnitees”) may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any representation or warranty made by Buyer in this Agreement as if made on the Closing Date, (b) any breach by Buyer or any of its Affiliates of its covenants or agreements contained herein or (c) without limiting the indemnification obligations of Seller pursuant to Section 10.02, any of the Assumed Liabilities (including any Deferred Liabilities). Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.03, a Seller Indemnitee may recover such Damages one time only.”
Section 1.09    Miscellaneous. The first sentence of Section 11.04 of the Purchase Agreement (Waivers) is amended by inserting the words “or after” between “prior to” and “the Closing.”
Section 1.10    Transferred Assets. Annex 2.02(a) of the Purchase Agreement (Transferred Assets) is hereby amended as follows:
(i)    The lead-in to Annex 2.02(a) is hereby amended by inserting at the end of the lead-in section the words “or, solely with respect to the applicable Deferred Business, the applicable Deferred Closing:”
(ii)    Annex 2.02(a)(ii) of the Purchase Agreement (Inventory) is hereby amended by inserting to the end of the section the words “or the applicable Deferred Closing, as applicable;”
(iii)    Annex 2.02(a)(v) of the Purchase Agreement (Permits) is hereby amended by inserting to the end of the section the words “or the applicable Deferred Closing Date, as applicable;”
(iv)    Annex 2.02(a)(xi) of the Purchase Agreement (Contracts) is hereby amended and restated in its entirety as follows:
“Contracts. All leases, licenses (other than Transferred Real Property Leases and Transferred IP Licenses which are identified separately on this Annex

2.02(a)), bids, tenders, purchase orders, consulting agreements, supply agreements, distribution contracts, manufacturing contracts, maintenance contracts, agreements, commitments and other contracts, whether or not reduced to writing (collectively, “Contracts”) exclusively relating to the Business or any of the Transferred Assets, and the Commingled Contracts set forth on Schedule 2.02(a)(xi) of the Disclosure Letter, but specifically excluding the Excluded Contracts (collectively, the “Transferred Contracts”);”
(v)    Annex 2.02(a)(xiv) of the Purchase Agreement (Insurance Proceeds) is hereby amended and restated in its entirety as follows:
“Insurance Proceeds. All insurance proceeds actually received by Seller or any of its Affiliates prior to or after the Closing under any insurance policy written prior to the Closing (or, solely with respect to Deferred Assets, the applicable Deferred Closing) in connection with (i) the damage or destruction of any of the Transferred Assets from and after the date hereof and prior to the Closing (or, solely with respect to Deferred Assets, the applicable Deferred Closing) that is, or would have been but for such damage or destruction, included in the Transferred Assets or (ii) any Assumed Liability (other than, in the case of this clause (ii), where insurance proceeds are directly or indirectly funded by Seller or any of its Affiliates through self-insurance or other similar arrangement);”
(vi)    Annex 2.02(a)(xv) of the Purchase Agreement (Cash Amount; Cash Proceeds of Sales and Dispositions) is hereby amended and restated in its entirety as follows:
“Cash Amount; Cash Proceeds of Sales and Dispositions. (1) Cash and cash equivalents of the Transferred Companies to the extent included in the Cash Amount and (2) all net cash proceeds actually received by Seller or any of its Affiliates prior to or after the Closing in connection with any sales or other dispositions from and after the date hereof through the Closing (or, solely with respect to Deferred Assets, the applicable Deferred Closing) of any asset that would have been included in the Transferred Assets but for such sale or disposition, other than with respect to sales of Inventory in the ordinary course of business consistent with past practice;”
(vii)    Annex 2.02(a)(xvi) of the Purchase Agreement (Claims; Settlement Proceeds) is hereby amended and restated in its entirety as follows:
“Claims; Settlement Proceeds. Any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) arising out of the Transferred Contracts (other than any Pre-Closing Accounts Receivable) and all proceeds of any settlement from and after the date hereof through the Closing (or, solely with respect to

Deferred Assets, the applicable Deferred Closing) of any such claims, causes of action, defenses and rights of offset or counterclaim that would have been included in the Transferred Assets but for such settlement;”
Section 1.11    Excluded Assets. Annex 2.02(b) of the Purchase Agreement (Excluded Assets) is hereby amended as follows:
(i)    Annex 2.02(b)(i) of the Purchase Agreement (Accounts Receivable/Other Current Assets) is hereby amended and restated in its entirety as follows:
“Accounts Receivable/Other Current Assets. (1) All accounts receivable, notes receivable and similar rights to receive payments of Seller or any of its Affiliates existing on the Closing Date or the applicable Deferred Closing Date, as applicable (“Pre-Closing Accounts Receivable”), (2) all other assets as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, arising out of the operation or conduct of the Business before the Closing or the applicable Deferred Closing, as applicable, that would be classified as current assets under GAAP on a balance sheet of the Business as of immediately prior to the Closing or the applicable Deferred Closing, as applicable, calculated in a manner consistent with the Financial Information;”
(ii)    Annex 2.02(b)(ii) of the Purchase Agreement (Cash and Cash Equivalents) is hereby amended and restated in its entirety as follows:
“Cash and Cash Equivalents. All cash and cash equivalents and marketable securities and other investment assets, other than cash and cash equivalents in respect of clauses (xiv), (xv) and (xvi) of Annex 2.02(a), held by Seller or any of its Affiliates on the Closing Date or the applicable Deferred Closing Date, as applicable;”
(iii)    Annex 2.02(b)(iii) of the Purchase Agreement (Hedging or Other Currency Exchange Agreements) is hereby amended and restated in its entirety as follows:
“Hedging or Other Currency Exchange Agreements. All rights to receive payments of Seller or any of its Affiliates pursuant to a hedging or other currency exchange agreement existing before, on or after the Closing Date;”
(iv)    Annex 2.02(b)(v) of the Purchase Agreement (Certain Records) is hereby amended and restated in its entirety as follows:
“Certain Records. Any records and files not identified as Transferred Records, including (A) the personnel records maintained by Seller or any of its Affiliates, (B) Tax Returns (other than Tax Returns solely related to any Transferred Company), (C) records (including accounting records) relating to Taxes paid or payable by Seller or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of its

Affiliates’ general ledger or otherwise constitute accounting records, (D) records prepared in connection with the Transactions, including bids received from other Persons and analyses relating to the Business and (E) file copies of the Transferred Records retained by Seller, in each case whether generated before, on or after the Closing Date;”
(v)    Annex 2.02(b)(vi) of the Purchase Agreement (Certain Contracts and Contract Rights) is hereby amended and restated in its entirety as follows:
“Certain Contracts and Contract Rights. All rights of Seller and its Affiliates under (A) this Agreement and the Ancillary Agreements, (B) the Commingled Contracts (subject to Section 2.02(g)), except for those Commingled Contracts set forth on Schedule 2.02(a)(xi) of the Disclosure Letter, (C) those Contracts related to Shared Services, and (D) any contracts between Seller and any of its Affiliates or between Affiliates of Seller, whether arising before, on or after the Closing Date (collectively, the “Excluded Contracts”);”
(vi)    Annex 2.02(b)(vii) of the Purchase Agreement (Insurance) is hereby amended and restated in its entirety as follows:
“Insurance. Other than insurance proceeds specified in clause (xiv) of Annex 2.02(a), all current and prior insurance policies arranged or maintained by Seller or any of its Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before, on or after the Closing Date;”
Section 1.12    Assumed Liabilities. Annex 2.02(c) of the Purchase Agreement (Assumed Liabilities) is hereby amended as follows:
(i)    The lead-in to Annex 2.02(c) is hereby amended by inserting the phrase “(including the Deferred Business and Deferred Assets but without duplication of any amounts included in the NEB Services Reimbursement Amount)” between “any Transferred Asset” and “, in each case other than the Excluded Liabilities”.
(ii)    Annex 2.02(c)(ii) of the Purchase Agreement (Transferred Contract Liabilities) is hereby amended and restated in its entirety as follows:
“Transferred Contract Liabilities. All liabilities and obligations under the Transferred Contracts, whether arising before, on or after the Closing Date, but excluding those in respect of the Pre-Closing Accounts Payable;”
(iii)    Annex 2.02(c)(iv) of the Purchase Agreement (Product Claims) is hereby amended and restated in its entirety as follows:
“Product Claims. Liabilities and obligations to the extent arising from or relating to lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, with respect to the design, manufacture, testing, advertising, marketing, distribution or sale of the Products, whether prior to or after the Closing, including all liabilities and obligations to the extent arising from or relating to (A) warranty obligations, (B) infringement, dilution, misappropriation or other violation of IP Rights, (C) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation or (D) the return after the Closing of any Product sold prior to, on or after the Closing (collectively, “Product Claims”), in each case other than any Excluded Liability;”
(iv)    Annex 2.02(c)(v) of the Purchase Agreement (Environmental Liabilities) is hereby amended and restated in its entirety as follows:
“Environmental Liabilities. All liabilities and obligations to the extent arising from or relating to the Transferred Real Property, the Business or any Transferred Asset (or, in each case, the ownership or operation thereof) and arising under any Environmental Law, or with respect to any Environmental Claim or Hazardous Materials, in each case, whether arising before, on or after the Closing Date;”
(v)    Annex 2.02(c)(vi) of the Purchase Agreement (Business Claims) is hereby amended and restated in its entirety as follows:
“Business Claims. Except as otherwise set forth in this Agreement and except for the matters specifically identified as Excluded Liabilities, all obligations and liabilities in respect of any criminal, civil or administrative suit, action or proceeding, pending or threatened, and claims, whether or not presently asserted, to the extent arising from or relating to the Business before, on or after the Closing Date (collectively, “Business Claims”);”
Section 1.13    Excluded Liabilities. Annex 2.02(d) of the Purchase Agreement (Excluded Liabilities) is hereby amended as follows:
(i)    Annex 2.02(d)(iii) of the Purchase Agreement (Excluded Asset Liabilities) is hereby amended and restated in its entirety as follows:
“Excluded Asset Liabilities. Each liability, obligation or commitment to the extent arising from or relating to any Excluded Asset or the distribution to, or ownership by, Seller or any of the Selling Affiliates of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset, whether arising before, on or after the Closing Date;”

Section 1.14    Disclosure Letter. The Disclosure Letter is hereby amended as set forth on Exhibit A hereto.
Section 1.15    Exhibits. The Exhibits of the Purchase Agreement are hereby amended as follows:
(i)    Exhibit 1 of the Purchase Agreement (Maximum Cash Amount of Transferred Companies) is hereby amended and restated in its entirety in the form set forth as Annex B attached hereto.
(ii)    Exhibit L of the Purchase Agreement (Closing Structure) is hereby amended and restated in its entirety in the form set forth as Annex C attached hereto.
(iii)    Exhibit M of the Purchase Agreement (Allocation Method) is hereby amended and restated in its entirety in the form set forth as Annex D attached hereto.
(iv)    The Purchase Agreement is hereby amended and supplemented by inserting a new Exhibit O titled “Form of Escrow Agreement” in the form set forth as Annex E attached hereto.
(v)    The Purchase Agreement is hereby amended and supplemented by inserting a new Exhibit P titled “Form of Undisclosed Agency Agreement” in the form set forth as Annex F attached hereto.
(vi)    The Purchase Agreement is hereby amended and supplemented by inserting a new Exhibit Q titled “Form of Merger Authorization” in the form set forth as Annex G attached hereto.
(vii)    The Purchase Agreement is hereby amended and supplemented by inserting a new Exhibit R titled “Form of U.S. Merger Agreement” in the form set forth as Annex H attached hereto.
(viii)    The Purchase Agreement is hereby amended and supplemented by inserting a new Exhibit S titled “Form of U.S. Certificate of Merger” in the form set forth as Annex I attached hereto.
ARTICLE 2
General Provisions
Section 2.01    Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect.
Section 2.02    Counterparts. This Amendment may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax or in portable document format (.pdf)), each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Amendment.
Section 2.03    Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment, and to the Purchase Agreement, taken together as a single agreement, reflecting the terms as modified hereby.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

CARDINAL HEALTH, INC.

By:	/s/ Donald M. Casey, Jr.
Name: Donald M. Casey, Jr.
Title: Chief Executive Officer - Medical Segment

MEDTRONIC PLC

By:	/s/ Christopher Cleary
Name: Christopher Cleary
Title: Vice President - Corporate Development